Exhibit 10.1

CREDIT AGREEMENT

among

COLUMBIA SPORTSWEAR COMPANY

as Borrower

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent, Swing Line Lender, and a Lender

and as Sole Lead Arranger and Sole Bookrunner

and

BANK OF AMERICA, N.A.,

as a Lender

TOTAL COMMITMENT — $125,000,000

June 15, 2010

CONTENTS

ARTICLE I.	DEFINITIONS	1
1.1	DEFINED TERMS	1
1.2	ACCOUNTING AND FINANCIAL DETERMINATIONS	13
1.3	HEADINGS	14
1.4	ADDITIONAL DEFINITION PROVISIONS	14

ARTICLE II.	THE CREDITS	14
2.1	REVOLVING LOANS	14
2.2	SWING LOANS	16
2.3	INTEREST/FEES	17
2.4	INTEREST OPTIONS	17
2.5	PAYMENTS GENERALLY	18
2.6	FUNDING	20
2.7	PRO RATA TREATMENT	20
2.8	STATEMENTS	21
2.9	TERMINATION OF EXISTING FACILITIES	21
2.10	AUTHORIZED REPRESENTATIVES	22

ARTICLE III.	TAXES, YIELD PROTECTION AND ILLEGALITY	22
3.1	TAXES	22
3.2	ILLEGALITY	25
3.3	INABILITY TO DETERMINE RATES	25
3.4	INCREASED COST AND REDUCED RETURN; CAPITAL ADEQUACY; RESERVES ON LIBOR LOANS	25
3.5	FUNDING LOSSES	27
3.6	SURVIVAL	28
3.7	REPLACEMENT OF LENDERS	28

ARTICLE IV.	REPRESENTATIONS AND WARRANTIES	29
4.1	LEGAL STATUS; SUBSIDIARIES	29
4.2	DUE AUTHORIZATION; NO VIOLATION	29
4.3	CONSENTS OR APPROVAL, REGULATION	29
4.4	VALIDITY; ENFORCEABILITY	29
4.5	FINANCIAL INFORMATION	30
4.6	TAXES	30
4.7	LITIGATION, LABOR CONTROVERSIES	30
4.8	TITLE TO PROPERTY, LIENS	30
4.9	ERISA COMPLIANCE	30
4.10	OTHER OBLIGATIONS	31
4.11	ENVIRONMENTAL MATTERS	31
4.12	NO DEFAULTS	31
4.13	INSURANCE	31
4.14	FORCE MAJEURE	31
4.15	INTELLECTUAL PROPERTY	32
4.16	SOLVENCY	32
4.17	FISCAL PERIODS	32
4.18	COMPLIANCE WITH LAW	32
4.19	TRUTH, ACCURACY OF INFORMATION	33

CREDIT AGREEMENT	PAGE i

ARTICLE V.	CONDITIONS	33
5.1	CONDITIONS OF INITIAL EXTENSION OF CREDIT	33
5.2	CONDITIONS OF EACH EXTENSION OF CREDIT	34

ARTICLE VI.	AFFIRMATIVE COVENANTS	35
6.1	PAYMENTS	35
6.2	ACCOUNTING RECORDS	35
6.3	INFORMATION AND REPORTS	35
6.4	COMPLIANCE WITH LAW	36
6.5	INSURANCE	36
6.6	FACILITIES	36
6.7	TAXES AND OTHER LIABILITIES	36
6.8	NOTICE TO ADMINISTRATIVE AGENT	37
6.9	CONDUCT OF BUSINESS	37
6.10	PRESERVATION OF CORPORATE EXISTENCE, ETC.	37
6.11	INSPECTION RIGHTS	37
6.12	PERFORMANCE AND COMPLIANCE WITH CONTRACTUAL OBLIGATIONS	38
6.13	FISCAL YEAR; ACCOUNTING PRACTICES	38
6.14	ENVIRONMENTAL	38
6.15	LIENS	39
6.16	USE OF PROCEEDS	39
6.17	COMPLIANCE WITH ERISA	39
6.18	MOST FAVORED LENDER	39
6.19	FURTHER ASSURANCES	39

ARTICLE VII.	NEGATIVE COVENANTS	40
7.1	LIENS	40
7.2	INDEBTEDNESS	40
7.3	RESTRICTED PAYMENTS, REDEMPTIONS	40
7.4	FUNDAMENTAL CHANGES; DISPOSITIONS	40
7.5	INVESTMENTS	41
7.6	CHANGE IN NATURE OF BUSINESS	41
7.7	ERISA	42
7.8	MARGIN REGULATIONS	42
7.9	ENVIRONMENTAL	42
7.10	GUARANTIES	42
7.11	NO SPECULATIVE TRANSACTIONS	43
7.12	CANCELLATION OF INDEBTEDNESS OWED TO IT	43
7.13	TRANSACTIONS REGARDING RELATED PARTIES	43
7.14	OTHER RESTRICTIONS	43
7.15	SUBSIDIARIES; ADDITIONAL GUARANTORS	43

ARTICLE VIII.	FINANCIAL COVENANTS	44
8.1	NET INCOME	44
8.2	TANGIBLE NET WORTH	44
8.3	ADVANCE BASIS	44

CREDIT AGREEMENT	PAGE ii

ARTICLE IX.	EVENTS OF DEFAULT	44
9.1	EVENTS OF DEFAULT	44
9.2	REMEDIES	46

ARTICLE X.	ADMINISTRATIVE AGENT	47
10.1	APPOINTMENT AND AUTHORIZATION OF ADMINISTRATIVE AGENT	47
10.2	DELEGATION OF DUTIES	47
10.3	LIABILITY OF ADMINISTRATIVE AGENT	47
10.4	RELIANCE BY ADMINISTRATIVE AGENT	48
10.5	NOTICE OF DEFAULT	49
10.6	CREDIT DECISION; DISCLOSURE OF INFORMATION BY ADMINISTRATIVE AGENT	49
10.7	INDEMNIFICATION OF ADMINISTRATIVE AGENT	49
10.8	ADMINISTRATIVE AGENT IN ITS INDIVIDUAL CAPACITY	50
10.9	SUCCESSOR ADMINISTRATIVE AGENT	50
10.10	GUARANTY MATTERS	51
10.11	NO ARRANGER DUTIES	51

ARTICLE XI.	MISCELLANEOUS	51
11.1	NOTICES	51
11.2	COSTS, EXPENSES, ATTORNEYS’ FEES	52
11.3	INDEMNIFICATION	52
11.4	WAIVERS, AMENDMENTS	54
11.5	SUCCESSORS AND ASSIGNS; LENDER ASSIGNMENT	55
11.6	SETOFF	58
11.7	CUMULATIVE REMEDIES	59
11.8	ENTIRE AGREEMENT	59
11.9	CONFIDENTIALITY	59
11.10	TIME	59
11.11	SEVERABILITY OF PROVISIONS	59
11.12	COUNTERPARTS	60
11.13	PATRIOT ACT NOTICE	60
11.14	GOVERNING LAW	60
11.15	SUBMISSION TO JURISDICTION	60
11.16	WAIVER OF JURY TRIAL	61
11.17	OREGON STATUTORY NOTICE	61

SCHEDULES

I	Lenders
II	Pricing Schedule
III	Disclosure Schedule

CREDIT AGREEMENT	PAGE iii

EXHIBITS

A	Master Promissory Note
B	Notice of Borrowing
C	Notice of Conversion or Continuation
D	Notice of Authorized Representatives
E	Form of Officer’s Certificate
F	Assignment Agreement
G	Form of Guaranty Agreement
H	Borrower’s Existing Investment Policy

CREDIT AGREEMENT	PAGE iv

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is entered into as of June 15, 2010 by and among COLUMBIA SPORTSWEAR COMPANY, an Oregon corporation (“Borrower”), WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), as the administrator for the Lenders (in such capacity, “Administrative Agent”) and as a Lender, and BANK OF AMERICA, N.A., as a Lender.

RECITALS

Borrower has requested the credit facilities described herein from Lenders, and Lenders have agreed to provide said credit facilities to Borrower on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises of the parties contained herein, Administrative Agent, Lenders and Borrower hereby agree as follows:

ARTICLE I. DEFINITIONS

1.1 DEFINED TERMS

All terms defined above shall have the meanings set forth above. The following terms shall have the meanings set forth below (with all such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Administrative Agent’s Office” means (i) initially, Administrative Agent’s office designated as such in Schedule I hereto, and (ii) subsequently, such other office designated as such, from time to time, in writing by Administrative Agent to Lenders and Borrower.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Without limiting the generality of the foregoing, in determining whether a Person is Controlled by a Loan Party, such Person shall be deemed to be Controlled by a Loan Party if such Loan Party possesses, directly or indirectly, power to vote fifty percent (50%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Agent-Related Person” means the Administrative Agent (including any successor administrative agent), together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agreement” means this Credit Agreement as amended, modified or supplemented from time to time.

“Applicable Lending Office” means, with respect to each Lender, (i) initially, its office designated as such in Schedule I hereto, and (ii) subsequently, such other office designated as such from time to time in writing by such Lender to Administrative Agent.

“Applicable Rate” means, at any date, the lesser of (a) the Highest Lawful Rate or (b) the following: (i) with respect to each Base Rate Loan, a per annum rate equal to the sum of the Base Rate in effect on such date plus the applicable Base Rate Margin; and (ii) with respect to each LIBOR Loan, a per annum rate equal to the sum of LIBOR plus the applicable LIBOR Margin, as determined on the second Business Day prior to the first day of the applicable Interest Period.

“Arranger” means Wells Fargo in its capacity as sole lead arranger and sole book manager.

“Authorized Representative” means a person designated as such by Borrower in a Notice of Authorized Representatives delivered to Administrative Agent.

“Available Credit” means, at any time, the amount by which (a) the total of the Revolving Loan Commitments is greater than (b) the total of the outstanding principal amount of the Revolving Loans and the Swing Loans.

“Bankruptcy Code” means the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

“Base Rate Margin” means the number of basis points determined in accordance with Schedule II.

“Base Rate” means, for any day, an interest rate per annum equal to the highest of (a) the rate of interest most recently announced by Wells Fargo at its principal office as its prime rate, with any change in the prime rate to be effective as of the day such change is announced by Wells Fargo and with the understanding that the prime rate is one of Wells Fargo’s base rates used to price some loans and may not be the lowest rate at which Wells Fargo makes any loan, and is evidenced by the recording thereof in such internal publication or publications as Wells Fargo may designate, (b) a rate determined by Administrative Agent to be 150 basis points above Daily One Month LIBOR, and (c) the Federal Funds Rate plus 150 basis points.

“Base Rate Loan” means any Revolving Loan or portion thereof that does not bear interest with reference to LIBOR and any Swing Loan.

“Business Day” means (a) for all purposes other than as covered by clause (b) below, any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to be closed in Portland, Oregon, Minneapolis, Minnesota or New York, New York, and (b) with respect to all notices, determinations, fundings and payments in connection with any LIBOR interest selection or LIBOR Loan, any day that is a Business Day described in clause (a) above and that also is a day for trading by and between banks in U.S. Dollar deposits in the London interbank eurocurrency market.

“Capital Lease” means, as to any Person, any lease of property by such Person as lessee that would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capital Lease Obligations” means, as to any Person, the capitalized amount of all obligations of such Person and its subsidiaries under Capital Leases, as determined on a consolidated basis in accordance with GAAP.

“Change of Control” means (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the regulations adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), other than Timothy P. Boyle or Gertrude Boyle, or a group that either of them is a member of, of issued and outstanding Stock of Borrower representing 30% of the aggregate ordinary voting power represented by the issued and outstanding Stock of Borrower, or (ii) the occupation of a majority of the seats (other than vacant seats) of the board of directors of Borrower by Persons who were neither (A) nominated by Borrower’s board of directors nor (B) appointed by directors so nominated.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Governmental Rule, (b) any change in any Governmental Rule or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means any obligation of a Lender to extend credit or any other financial accommodation under any of the Loan Documents.

“Contaminant” means any pollutant, hazardous substance, toxic substance, hazardous waste or other substance regulated or forming the basis of liability under any Environmental Law.

“Contractual Obligation” of any Person means any obligation, agreement, undertaking or similar provision of any security issued by such Person or of any agreement, undertaking, contract, license, lease, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Daily One Month LIBOR” means, for any day, the rate of interest equal to LIBOR then in effect for delivery for a one (1) month period.

“Default” means (i) an Event of Default, (ii) an event or condition that with the giving of notice or the passage of time, or both, would constitute an Event of Default, or (iii) the filing against Borrower of a petition commencing an involuntary case under the Bankruptcy Code.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has been deemed insolvent or become the subject of a bankruptcy, receivership, or other insolvency proceeding.

“Disregarded Foreign Subsidiary” means any Foreign Subsidiary the separate existence of which is disregarded for United States Federal tax purposes under Treas. Reg. Section 301.7701-3.

“Disclosure Schedule” means the disclosure schedule attached hereto as Schedule III, as amended from time to time with the consent of the Required Lenders.

“Domestic Subsidiary” means any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

“Environmental Law” means all applicable federal, state and local laws, statutes, ordinances and regulations, and any applicable judicial or administrative interpretation, order, consent decree or judgment, relating to the regulation and protection of the environment. Environmental Laws include but are not limited to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.); the Hazardous Material Transportation Act, as amended (49 U.S.C. § 180 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. § 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. § 6901 et seq.); the Toxic Substance Control Act, as amended (42 U.S.C. § 7401 et seq.); the Clean Air Act, as amended (42 U.S.C. § 740 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. § 1251 et seq.); and the Safe Drinking Water Act, as amended (42 U.S.C. § 300f et seq.), and their state and local counterparts or equivalents and any applicable transfer of ownership notification or approval statutes.

“Environmental Liabilities and Costs” means, as to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including any thereof arising under any Environmental Law, Permit, order or agreement with any Governmental Authority or other Person, and which relate to any violation or alleged violation of an Environmental Law or a Permit, or a Release or threatened Release.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

“Event of Default” has the meaning set forth in Section 9.1.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers for the immediately preceding day, as published by the Federal Reserve Bank of New York; provided that if no such rate is so published on any day, then the Federal Funds Rate for such day shall be the rate most recently published.

“Fee Percentage” means the means the number of basis points determined in accordance with Schedule II under the heading “Commitment Fee.”

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles as in effect in the United States from time to time, consistently applied.

“Governmental Authority” means any domestic or foreign national, state or local government, any political subdivision thereof, any department, agency, authority or bureau of any of the foregoing, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the Federal Deposit Insurance Corporation, the Federal Reserve Board, the Comptroller of the Currency, any central bank or any comparable authority.

“Governmental Rule” means any applicable law, rule, regulation, ordinance, order, code interpretation, judgment, decree, directive, guidelines, policy or similar form of decision of any Governmental Authority.

“Guarantor” means, individually and collectively, any Person providing a Guaranty of all or any portion of the Obligations in favor of Administrative Agent for the ratable benefit of Lenders.

“Guaranty” means a Guaranty Agreement substantially in the form of Exhibit G attached hereto.

“Hedge Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedge Termination Value” means, in respect of any one or more Hedge Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Contracts, (a) for any date on or after the date such Hedge Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Hedge Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Contracts (which may include any Lender).

“Highest Lawful Rate” means, at the particular time in question, the maximum rate of interest which, under applicable law, Lenders are then permitted to charge Borrower on the applicable Loan, and if the maximum rate changes at any time, the Highest Lawful Rate shall increase or decrease, as the case may be, as of the effective time of each such change, without notice to Borrower.

“Indebtedness” of any Person (the “Target Person”) means, without duplication, (a) all obligations of the Target Person for borrowed money and all obligations of the Target Person evidenced by bonds, debentures, notes, bills or other similar instruments; (b) all obligations, contingent or otherwise, relative to the face amount of all standby letters of credit, whether or not drawn, issued for the Target Person’s account; (c) all Capital Lease Obligations and the principal component or equivalent of obligations under Other Leases of the Target Person; (d) all obligations of any Person secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property owned by the Target Person, even though the Target Person has not assumed or become liable for the payment of such obligations or such obligations are limited in recourse limited in recourse; (e) all obligations of the Target Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Target Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); and (f) all obligations of a Person, other than the Target Person, of the type described above that are secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property owned by the Target Person, even though the Target Person has not assumed or become liable for the payment of such obligations.

“Indemnitees” has the meaning set forth in Section 11.3(a).

“Indemnified Liabilities” has the meaning set forth in Section 11.3(a).

“Indemnified Taxes” has the meaning set forth in Section 3.1(a).

“Interest Period” means a period of one, two, three or six months; provided that if the last day of an Interest Period is not a Business Day, such period shall be extended to the next succeeding Business Day, or if the next succeeding Business Day falls in another calendar month, such period shall end on the next preceding Business Day.

“IRS” means the United States Internal Revenue Service.

“Lenders” means, collectively, each of the financial institutions from time to time listed on Schedule I, and Swing Line Lender, and “Lender” means any one of the Lenders.

“LIBOR” means, for each Interest Period, the rate per annum (rounded upward if necessary to the nearest whole 1/16th of 1%) and determined pursuant to the following formula:

LIBOR =	Base LIBOR
100% - LIBOR Reserve Percentage

As used herein, (a) “Base LIBOR” means the average of the rates per annum at which U.S. Dollar deposits are offered to Wells Fargo in the London interbank eurocurrency market on the second Business Day prior to the commencement of an Interest Period at or about 11:00 A.M. (London time), for delivery on the first day of such Interest Period, for a term comparable to the number of days in such Interest Period and in an amount approximately equal to the principal amount to which such Interest Period shall apply and (b) “LIBOR Reserve Percentage” means, for any day, the aggregate (without duplication) of the maximum rates (expressed as a decimal) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board) maintained by a member bank of the Federal Reserve System.

“LIBOR Loan” means any portion of the Revolving Loans that Borrower elects (pursuant to Section 2.4) to have bear interest with reference to LIBOR.

“LIBOR Margin” means the number of basis points determined in accordance with Schedule II.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement (other than depository accounts maintained in the ordinary course of business with banks or other financial institutions), encumbrance, lien (statutory or other), security interest, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including any conditional sale or other title retention agreement or the interest of a lessor under a Capital Lease or an Other Lease.

“Loan” means any Revolving Loan or any Swing Loan.

“Loan Documents” means this Agreement, the Note, any Guaranty and each other agreement, note, notice, document, contract or instrument to which Borrower or Guarantor now or hereafter is a party and that is required by a Lender in connection with any of the foregoing.

“Loan Party” means Borrower or any Guarantor

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, prospects, operations, properties, liabilities (actual or contingent), financial and other condition and creditworthiness of the Borrower and Subsidiaries taken as a whole, (b) a material impairment of the ability of the Loan Parties to perform the Obligations under the Loan Documents taken as a whole; or (c) a material adverse effect upon the enforceability against any Loan Party of any Loan Documents to which it is a party, other than as a result of any act or omission of Administrative Agent.

“Material Subsidiary” means a Domestic Subsidiary or a Disregarded Foreign Subsidiary owning assets in excess of ten percent (10%) of the consolidated assets of Borrower, excluding for purposes of such calculation all intercompany assets of a Subsidiary that are not included in Borrower’s consolidated assets.

“Maturity Date” means July 1, 2012.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding three calendar years, has made or been obligated to make contributions.

“Note” means a master promissory note in the form attached as Exhibit A executed by Borrower in favor of Administrative Agent for the ratable benefit of Lenders evidencing the Revolving Loans and all allonges and other modifications and amendments thereto.

“Notice of Authorized Representatives” has the meaning set forth in Section 2.10 hereof.

“Notice of Borrowing” has the meaning set forth in Section 2.1(c).

“Notice of Conversion or Continuation” has the meaning set forth in Section 2.4(b).

“Obligations” means all of Borrower’s obligations under the Loan Documents, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutional documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the articles of formation and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the applicable Governmental Authority in the jurisdiction of its formation, in each case as amended from time to time.

“Other Lease” means any synthetic lease, tax retention operating lease, financing lease or any other lease having substantially the same economic effect as a conditional sale, title retention agreement or similar arrangement.

“Other Taxes” has the meaning set forth in Section 3.1(b).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Title IV of ERISA.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

“Permit” means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Governmental Rule.

“Permitted Acquisition” means any acquisition, whether by purchase, merger or otherwise, of all or substantially all of the assets of, or more than fifty percent (50%) of the voting Stock of, or a business line or a division of, any Person; provided that:

(i) the majority of the value of the Persons, assets, business lines or divisions acquired, as reasonably determined by Borrower at the time of the acquisition, shall be in the type of businesses permitted to be engaged in by the Borrower and its Subsidiaries pursuant to Section 7.6;

(ii) no Default shall then exist or would exist after giving effect to such acquisition;

(iii) as of the closing of any acquisition, such acquisition shall have been approved by the board of directors or equivalent governing body of the Person to be acquired or from which such assets, business line or division is to be acquired;

(iv) Borrower shall demonstrate to the reasonable satisfaction of the Administrative Agent that, after giving effect to such acquisition, the Borrower will be in pro forma compliance with all of the terms and provisions of the financial covenants set forth in Article VIII; provided that if the value of the Persons, assets, business lines or divisions to be acquired is not at least equal to ten percent (10%) of Borrower’s consolidated assets before such acquisition, Borrower shall provide such pro forma compliance only if requested to do so by Administrative Agent; and

(v) if such acquisition is structured as a merger, the Borrower (or if such merger is with any Subsidiary, then such Subsidiary) shall be the surviving Person after giving effect to such merger.

“Permitted Liens” means (a) Liens arising by operation of law for taxes, assessments or governmental charges not yet due; (b) statutory Liens of mechanics, materialmen, shippers, warehousemen, carriers, and other similar persons for services or materials arising in the ordinary course of business for which payment is not past due; (c) nonconsensual Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; (d) Liens for taxes or statutory Liens of mechanics, materialmen, shippers, warehousemen, carriers and other similar persons for services or materials that are due but are being contested in good faith and by appropriate and lawful proceedings promptly initiated and diligently conducted and for which reserves have been established to the extent required by GAAP; (e) Liens listed on the Disclosure Schedule; (f) Liens granted in the Loan Documents; (g) purchase money Liens upon or in any property used in the ordinary course of business and Liens to secure Capital Lease Obligations and Other Leases and any related payment and performance obligations if the aggregate of such Indebtedness does not exceed $50,000,000 at any time outstanding; provided, however, that (A) any such Lien is created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost of the property subject thereto, (B) the principal amount of the Indebtedness secured by such Lien does not exceed such cost, and (C) such Lien does not extend to any other property other than such item of property, any improvements on or replacements for such item, and the proceeds from the disposition of such items; (h) zoning restrictions, easements, rights of way, survey exceptions, encroachments, covenants, licenses, reservations, leasehold interests, restrictions on the use of real property or minor irregularities incident thereto which do not in the aggregate materially detract from the value or use of the property or assets or impair, in any material manner, the use of such property for the purposes for which such property is held; (i) the interests of lessors or lessees of property leased pursuant to leases permitted hereunder; (j) Liens of a depository institution arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff, or similar rights and remedies as to deposit accounts or other funds maintained with such institution, provided that such deposit account is not intended to provide collateral to the depository institution; (k) judgment Liens to the extent the existence of such Liens is not an Event of Default under Section 9.1(g); (l) any of the following arising in the ordinary course of business: deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature; (m) any Lien existing on any specific item of real or personal property or asset prior to the acquisition thereof, or of any Person owning such real or personal property, by Borrower or any Domestic Subsidiary, securing Indebtedness not to exceed $50,000,000 in the aggregate, provided that (A) such Lien is not created in contemplation of or in connection with such acquisition and (B) such Lien does not apply to any other property or assets of Borrower or any Subsidiary; (n) Liens securing Indebtedness, the proceeds of which are used to refinance Indebtedness secured by any Lien permitted hereunder, provided that such Lien does not apply to any additional property or assets of Borrower or any Subsidiary (other than the proceeds of the property or assets subject to such Lien); and (o) any other Liens, so long as such Liens are not on accounts receivable or inventory and the aggregate principal amount at any time outstanding of all Indebtedness secured by all such other Liens does not exceed $50,000,000.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, limited liability company, trust, unincorporated association, joint venture or other entity, or a Governmental Authority.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Borrower or any ERISA Affiliate.

“Ratable Portion” means, with respect to any Lender, the quotient obtained by dividing (i) the total of such Lender’s Revolving Loan Commitments by (ii) the Total Commitments, and at all times when the Total Commitments are zero, means, with respect to any Lender, the quotient obtained by dividing item (i) by item (ii) immediately before the Total Commitments became zero.

“Release” means, as to any Person, any unpermitted spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the environment, and any “release” as defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.).

“Remedial Action” means all actions required to clean up, remove, prevent or minimize a Release or threat of Release or to perform pre-remedial studies and investigations and post-remedial monitoring and care.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty day notice period has been waived.

“Required Lenders” means any Lender or Lenders (other than Defaulting Lenders) having more than two-thirds of the Total Commitments, or both Lenders if there are only two Lenders.

“Responsible Officer” means any of the following officers of a Loan Party, or any replacement officer(s) performing responsibilities customarily performed by the following officers of the Borrower: the President and Chief Executive Officer and the Senior Vice-President, Chief Financial Officer and Treasurer.

“Revolving Loan” means a Loan made by a Lender to Borrower pursuant to Section 2.1.

“Revolving Loan Commitment” means, as to any Lender, the amount set opposite such Lender’s name on Schedule I as its “Revolving Loan Commitment,” as such amount may be reduced from time to time pursuant to this Agreement or as such amount may be adjusted pursuant to Section 11.5(c).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Stock” means shares of capital stock, membership interests, beneficial or partnership interests, participations or other equivalents (regardless of how designated) of or in a corporation, limited liability company, partnership or other entity, whether voting or nonvoting, and includes common stock and preferred stock.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

“Subsidiary” means any Person required by GAAP to be included in the consolidated financial reporting of Borrower.

“Swing Line Lender” means Wells Fargo, when acting in its capacity as the lender advancing credit under Section 2.2, or any successor swing line lender hereunder.

“Swing Loan” means a Loan made by the Swing Line Lender to Borrower pursuant to Section 2.2.

“Swing Loan Available Credit” means, at any time, the amount by which the outstanding balance of the Swing Loans is less than the lesser of (i) $25,000,000 or (ii) the Available Credit.

“Tangible Net Worth” means the total of Borrower’s shareholders’ equity, plus Indebtedness subordinated in writing to the Obligations on terms acceptable to Required Lenders in favor of the prior payment in full in cash of the Obligations, less consolidated intangible assets.

“Taxes” has the meaning set forth in Section 3.1(a).

“Total Commitments” means the total of all Revolving Loan Commitments.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Wells Fargo” means Wells Fargo Bank, National Association.

1.2 ACCOUNTING AND FINANCIAL DETERMINATIONS

Any accounting term used in this Agreement that is not specifically defined herein shall have the meaning given to it under GAAP, and all accounting determinations and computations under any Loan Document shall be made, and all financial statements required to be delivered under any Loan Document shall be prepared, in accordance with GAAP applied in the preparation of the financial statements referred to in Section 4.5.

1.3 HEADINGS

Headings in this Agreement and each of the other Loan Documents are for convenience of reference only and are not part of the substance hereof or thereof.

1.4 ADDITIONAL DEFINITION PROVISIONS

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE II. THE CREDITS

2.1 REVOLVING LOANS

(a) On the terms and subject to the conditions contained in this Agreement, each Lender severally agrees to make loans (each a “Revolving Loan”) to Borrower from time to time until the Maturity Date in an aggregate amount not to exceed at any time outstanding such Lender’s Revolving Loan Commitment; provided, however, that at no time shall any Lender be obligated to make a Revolving Loan in excess of such Lender’s Applicable Percentage of the Available Credit. Each advance of a Revolving Loan that is not made for the purpose of paying Obligations shall be deposited into Borrower’s account no. 4159601087 with Administrative Agent. With respect to Revolving Loans, Borrower may from time to time borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all the limitations, terms and conditions contained herein. The Revolving Loans shall be evidenced by the Note.

(b) If at any time the Available Credit is negative, Borrower, without demand or notice, shall immediately repay that portion of the Revolving Loans necessary to cause the Available Credit to be zero. Borrower shall repay the outstanding principal balance of the Revolving Loans, together with all accrued and unpaid interest and related fees, on the Maturity Date.

(c) Borrower, through an Authorized Representative, shall request each advance of a Revolving Loan by giving Administrative Agent irrevocable (i) written notice, (ii) notice by email or such other form of electronic transmission as is acceptable to Administrative Agent or (iii) telephonic notice (confirmed promptly by fax or email), containing the information in the form of Exhibit B attached hereto (each, a “Notice of Borrowing”), which specifies, among other things:

(i) the aggregate principal amount of the requested advances (which amount must be a minimum of $500,000 and in integral multiples of $100,000 if a LIBOR Loan);

(ii) the proposed date of borrowing, which shall be a Business Day;

(iii) whether such advance is to be a Base Rate Loan or a LIBOR Loan; and

(iv) if such advance is to be a LIBOR Loan, the length of the Interest Period applicable thereto.

Each such Notice of Borrowing must be received by Administrative Agent not later than noon (Portland time) (x) on the date of borrowing if a Base Rate Loan or (y) at least two Business Days prior to the date of borrowing if a LIBOR Loan. Administrative Agent shall promptly notify each Lender of the contents of each Notice of Borrowing and of the amount of the advance to be made by such Lender no later than 2:00 PM (Portland time) on the Business Day of receipt. At Administrative Agent’s election, in lieu of delivering a written Notice of Borrowing, any Authorized Representative may give Administrative Agent telephonic notice of a request for an advance by the required time. In such circumstances, Borrower agrees that any such telephonic notice will be confirmed in writing within 24 hours of the making of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request

(d) From time to time before noon (Portland time) on any Business Day Borrower may make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any Revolving Loans; provided that if the Revolving Loans being prepaid are LIBOR Loans, (i) Borrower gives Administrative Agent notice of such prepayment before 2:00 PM (Portland time) on the second Business Day before the date of prepayment (which notice shall be irrevocable), (ii) each voluntary partial prepayment must be a minimum of $500,000 and in integral multiples of $100,000; and (iii) any prepayment shall be subject to the provisions of Section 3.5.

2.2 SWING LOANS

(a) In lieu of making Revolving Loans, the Swing Line Lender, in its sole discretion, on the terms and subject to the conditions contained in this Agreement, may make loans (each a “Swing Loan”) to Borrower from time to time until the Maturity Date as provided herein in an aggregate amount not to exceed at any time outstanding the Swing Loan Available Credit. Each Swing Loan shall be made and repaid upon such notice as the Swing Line Lender and Borrower shall agree, except that Swing Loans may be made automatically (A) pursuant to certain cash management arrangements made from time to time by Borrower with Administrative Agent and/or (B) for the purposes described in Section 2.2(e). All Swing Loans shall be Base Rate Loans and may, at Swing Line Lender’s option, be evidenced by a promissory note. Borrower shall repay the outstanding principal balance of the Swing Loans, together with all accrued and unpaid interest and related fees on the Maturity Date. All interest due on the Swing Loans shall be payable to the Swing Line Lender.

(b) On the first Business Day of each week, the Swing Loans outstanding as of the end of the immediately preceding Business Day shall be converted to Revolving Loans, unless the amount outstanding was less than $10,000,000 (in which event, such Swing Loans shall remain as Swing Loans). By 9:00 a.m. (Pacific time) on the first Business Day of each week in which such a conversion is to occur, Administrative Agent shall notify each Lender of the principal amount of such outstanding Swing Loans and each Lender’s Applicable Percentage thereof. Each Lender shall, before 11:00 a.m. (Pacific time) on such Business Day, make available to Administrative Agent, in immediately available funds, the amount of its Applicable Percentage of such principal amount of such Swing Loans.

(c) At any time upon the request of the Swing Line Lender to Administrative Agent that some or all of the Swing Loans be converted to Revolving Loans, then, on the next Business Day, Administrative Agent shall notify each Lender of the principal amount of Swing Loans outstanding as of 9:00 a.m. (Pacific time) on such Business Day (or of the principal amount of the Swing Loans which Swing Line Lender desires to be converted) and each Lender’s Applicable Percentage thereof. Each Lender shall, before 9:00 a.m. (Pacific time) on the next Business Day, make available to Administrative Agent, in immediately available funds, the amount of its Applicable Percentage of such principal amount of such Swing Loans.

(d) Upon any payment by a Lender pursuant to Section 2.2(b) or (c), such Lender shall be deemed to have made a Revolving Loan as a Base Rate Loan to Borrower, notwithstanding any failure by Borrower to satisfy the conditions contained in Section 5.2 (without regard to the minimum amount of Base Rate Loans). Administrative Agent shall use such funds to repay the principal amount of Swing Loans to the Swing Line Lender. With respect to the Swing Loans, after receipt of payment of principal or interest thereon, Administrative Agent will promptly distribute the same to the Swing Line Lender at its lending office.

(e) Lenders and Borrower agree that Swing Loans may be made to allow Administrative Agent to pay each Lender its share of fees, interest and other amounts due hereunder to the extent such fees, interest and other amounts are then due and payable.

2.3 INTEREST/FEES

(a) Interest. The outstanding principal balance of each Loan shall bear interest at the Applicable Rate. The foregoing notwithstanding, the rate of interest applicable at all times during the continuation of an Event of Default shall be a fluctuating rate per annum equal to the Applicable Rate plus 200 basis points. All fees, expenses and other amounts not paid when due shall bear interest (from the date due until paid) at the highest rate described in the preceding sentence.

(b) Commitment Fees. On the first day of each calendar quarter beginning after the Closing Date and on the Maturity Date, Borrower shall pay to Administrative Agent, for the ratable benefit of Lenders, a commitment fee equal to (i) the amount by which the total of the Revolving Loan Commitments is greater than the average daily outstanding balance of the Revolving Loans and the Swing Loans for the quarter or period just ended multiplied by (ii) a percentage per annum equal to the Fee Percentage.

(c) Agency Fees. Borrower shall pay to Administrative Agent, for its own account, the agency fees set forth in that certain fee letter from Wells Fargo to Borrower dated the Closing Date.

(d) Computation and Payment. All interest and per annum fees shall be computed on the basis of a 360-day year, actual days elapsed. Interest on Base Rate Loans shall be payable monthly, in arrears, on the first day of each month and on the Maturity Date. Interest on each LIBOR Loan shall be paid on (i) the last day of its Interest Period, (ii) at the end of the third month of its Interest Period (if such period is six months in duration), (iii) on the date of any payment of principal made before the end of its Interest Period and (iv) on the Maturity Date.

2.4 INTEREST OPTIONS

(a) Election. With respect to the Revolving Loans, Borrower may (i) except as otherwise provided herein, at any time when a Default is not continuing, convert all or any portion of a Base Rate Loan to a LIBOR Loan for an Interest Period designated by Borrower, and (ii) convert all or a portion of a LIBOR Loan at the end of the Interest Period applicable thereto to a Base Rate Loan or, if no Default is continuing, to a LIBOR Loan for a new Interest Period designated by Borrower, provided that if Borrower has not made the required interest rate conversion or continuation election prior to the last day of any Interest Period, Borrower shall be deemed to have elected to convert such LIBOR Loan to a Base Rate Loan. Each LIBOR Loan elected pursuant to this Section 2.4(a) must be in a minimum amount of $500,000 and in integral multiples of $100,000 and at no time shall there be more than ten (10) different Interest Periods outstanding with respect to LIBOR Loans elected pursuant to this Section 2.4(a).

(b) Notice to Administrative Agent. Borrower shall request each interest rate conversion or continuation under Section 2.4(a) by giving Administrative Agent irrevocable written notice or telephonic notice (confirmed promptly in writing), in the form of Exhibit C attached hereto (a “Notice of Conversion or Continuation”), that specifies, among other things: (i) the Loan to which such Notice of Conversion or Continuation applies; (ii) the principal amount that is the subject of such conversion or continuation; (iii) the proposed date of such conversion or continuation, which shall be a Business Day; and (iv) if such Notice pertains to a LIBOR Loan, the length of the applicable Interest Period. Any such Notice of Conversion or Continuation must be received by Administrative Agent not later than noon (Portland time) (i) at least one Business Day prior to the effective date of any Base Rate interest selection, and (ii) at least two Business Days prior to the effective date of any LIBOR interest selection. Administrative Agent shall promptly notify each Lender of the contents of each such Notice of Conversion or Continuation, or if timely notice is not received from Borrower prior to the last day of any Interest Period, of the automatic conversion of such LIBOR Loan to a Base Rate Loan.

2.5 PAYMENTS GENERALLY

(a) Administrative Agent may, and Borrower hereby authorizes Administrative Agent to, debit any deposit account of Borrower with Administrative Agent for all payments of principal, interest, fees and other amounts due under the Loan Documents as they become due, provided that Administrative Agent shall first debit Borrower’s account no. 4159601087 with Administrative Agent, before debiting any other account.

(b) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in same day funds not later than noon, Portland time, on the date specified herein. All payments received by the Administrative Agent after noon, Portland time shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(c) Subject to the definition of “Interest Period,” if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day.

(d) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied in the following order: (i) first, toward costs and expenses incurred by the Administrative Agent and each Lender, (ii) second, toward repayment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (iii) third, toward repayment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(e) Unless the Borrower or any Lender has notified the Administrative Agent prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in same day funds, then:

(i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in same day funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in same day funds, at the applicable Federal Funds Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in same day funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender with respect to any amount owing under this subsection (e) shall be conclusive, absent manifest error.

(f) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in this Article II, and the applicable conditions in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(g) The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan.

(h) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.6 FUNDING

(a) Lender Funding and Disbursement. Each Lender shall, by 1:30 PM (Portland time) on the date of each borrowing make available to Administrative Agent at Administrative Agent’s Office, in same day or immediately available funds, such Lender’s Ratable Portion thereof. After Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article V, Administrative Agent will promptly disburse such funds in same day or immediately available funds to Borrower. Unless otherwise directed by Borrower in writing, Administrative Agent shall disburse the proceeds of each borrowing to Borrower by deposit to any demand deposit account maintained by Borrower with Administrative Agent designated by Borrower in a notice to Administrative Agent.

(b) Lender Failure to Fund. Unless Administrative Agent receives notice from a Lender on or before the date of any borrowing hereunder that such Lender will not make available to Administrative Agent such Lender’s Ratable Portion thereof, Administrative Agent may assume that such Lender has made such portion available to Administrative Agent on the date of such borrowing in accordance with Section 2.6(a), and Administrative Agent may, in reliance upon such assumption, make available to Borrower (or otherwise disburse) on such date a corresponding amount. If any Lender does not make the amount of its Ratable Portion of any borrowing available to Administrative Agent on the date of such borrowing, such Lender shall pay to Administrative Agent, on demand, interest which shall accrue on such amount until made available to Administrative Agent at a rate equal to the daily Federal Funds Rate. A certificate of Administrative Agent submitted to any Lender with respect to any amounts owing under this Section shall be presumptive evidence of such amounts. If any Lender’s Ratable Portion of any borrowing is not in fact made available to Administrative Agent by such Lender within three Business Days after the date of such borrowing, Borrower shall pay to Administrative Agent, on demand, an amount equal to such Ratable Portion together with interest thereon, for each day from the date such amount was made available to Borrower until the date such amount is repaid to Administrative Agent, at the rate of interest specified in Section 2.3(a).

(c) Lenders’ Obligations Several. The obligation of each Lender hereunder is several. The failure of any Lender to make available its Ratable Portion of any borrowing shall not relieve any other Lender of its obligation hereunder to do so on the date requested, but no Lender shall be responsible for the failure of any other Lender to make available the Ratable Portion to be funded by such other Lender.

2.7 PRO RATA TREATMENT

(a) Borrowings. Except as otherwise provided herein, each Loan, except a Swing Loan, shall be made by or shared by each Lender in accordance with its Applicable Percentage.

(b) Sharing of Payments, Etc. Except as otherwise provided herein, each payment of principal, interest or fees shall be made or shared among Lenders ratably. If any Lender obtains any payment (whether voluntary, involuntary, through the exercise of any right of setoff or otherwise) on account of a Loan in excess of its Ratable Portion of payments on the Loans obtained by all Lenders, such Lender (“Purchasing Lender”) shall forthwith purchase from the other Lenders sufficient participations to cause the Purchasing Lender’s interest in the Loans to be in the same proportionate relationship with all Loans as before such payment was received; provided, however, that if all or any portion of such excess payment is thereafter recovered from the Purchasing Lender, the purchased participation shall be rescinded and each other Lender shall repay to the Purchasing Lender (i) the purchase price to the extent of such recovery together with (ii) an amount equal to such other Lender’s ratable share (according to the proportion of (A) the amount of such other Lender’s required repayment to (B) the total amount so recovered from the Purchasing Lender) of any interest or other amount paid or payable by the Purchasing Lender in respect of the total amount so recovered. Borrower agrees that any Purchasing Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if the Purchasing Lender were the direct creditor of Borrower in the amount of such participation.

(c) Sharing Commitment Fee. The Lenders shall share the commitment fee provided for in Section 2.3(b) ratably in accordance with their Unused Commitments. The “Unused Commitment” of a Lender at any time is the amount by which such Lender’s Revolving Loan Commitment at such time exceeds the principal balance of such Lender’s then outstanding Revolving Loans, provided that for purposes of this computation the outstanding Revolving Loans of the Lender that is the Swing Line Lender shall also include the outstanding Swing Loans.

2.8 STATEMENTS

From time to time, Administrative Agent may render to Borrower a statement setting forth the balance in the loan account(s) maintained by Administrative Agent for Borrower pursuant to this Agreement, including principal, interest, fees, costs and expenses, and it is Administrative Agent’s present intention to do so once a month. Each such statement shall be subject to subsequent adjustment by Administrative Agent but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrower and conclusively binding upon Borrower as an account stated except to the extent that Administrative Agent receives notice from Borrower of any specific exceptions thereto within sixty days after the date such statement has been mailed by Administrative Agent. Until such time as Administrative Agent shall have rendered to Borrower a written statement as provided above, the balance in the loan account(s) shall be presumptive evidence of the amounts due and owing to Lenders by Borrower.

2.9 TERMINATION OF EXISTING FACILITIES

All obligations and commitments of (i) Wells Fargo under the Credit Agreement between Borrower and Wells Fargo dated as of December 16, 2004, as amended, and (ii) Bank of America, National Association under the Uncommitted Line of Credit letter agreement between Borrower and Bank of America dated as of December 1, 2009 are hereby terminated, effective as of the Closing Date, without any liability on the part of Borrower or any Subsidiary for any early termination fee or similar charge of any kind.

2.10 AUTHORIZED REPRESENTATIVES

On the Closing Date, and from time to time subsequent thereto at Borrower’s option, Borrower shall deliver to Administrative Agent a notice in substantially the form of Exhibit D attached hereto, which designates by name each of Borrower’s Authorized Representatives or amends or amends and restates all prior such notices and includes the respective specimen signatures of each additional Authorized Representative (each such notice, amendment to a previous notice or amended and restated notice, a “Notice of Authorized Representatives”). Administrative Agent shall be entitled to rely conclusively on the authority of each officer or employee designated as an Authorized Representative in the most current Notice of Authorized Representatives delivered by Borrower to Administrative Agent, to request borrowings, to select interest rate options hereunder, and to give to Administrative Agent such other notices as are specified herein as being made through one of Borrower’s Authorized Representatives, until such time as Borrower has delivered to Administrative Agent, and Administrative Agent has actual receipt of, a new Notice of Authorized Representatives. Administrative Agent shall have no duty or obligation to Borrower to verify the authenticity of any signature appearing on any Notice of Borrowing, Notice of Conversion or Continuation or any other notice from an Authorized Representative or to verify the authenticity of any person purporting to be an Authorized Representative giving any telephonic notice permitted hereby.

ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY

3.1 TAXES

(a) Except as provided in Section 3.1(e) and subsections (d) and (e) of Section 11.5, any and all payments by any Loan Party to or for the account of the Administrative Agent or any Lender under any Loan Document shall, to the extent permitted by Governmental Rule, be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto (“Taxes”), excluding, in the case of the Administrative Agent and each Lender, (i) Taxes imposed on or measured by its overall net or gross income or gross receipts, and franchise Taxes imposed on it (in lieu of net income Taxes) by any jurisdiction (or any political subdivision thereof) under the laws of which the Administrative Agent or such Lender, as the case may be, is organized or maintains a lending office, or (ii) any branch profits tax imposed by the United States or any similar tax imposed by any other jurisdiction (all such non-excluded Taxes being hereinafter referred to as “Indemnified Taxes”). If any Loan Party is required by any Governmental Rule to deduct any Indemnified Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.1), each of the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay or shall cause a Subsidiary to pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Governmental Rules, and (iv) within thirty (30) days after the date of such payment, the Borrower shall furnish or shall cause a Guarantor to furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

(b) Except as provided in Section 3.1(e) and subsections (d) and (e) of Section 11.5, in addition, the Borrower agrees to pay or to cause a Guarantor to pay any and all present or future stamp, court, documentary or similar taxes and any other excise or property Taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of any Loan Document (hereinafter referred to as “Other Taxes”).

(c) Except as provided in Section 3.1(e) and subsections (d) and (e) of Section 11.5, the Borrower’s agreement to indemnify the Administrative Agent and each Lender for the full amount of Indemnified Taxes and Other Taxes (including any Indemnified Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.1) paid by the Administrative Agent and such Lender, is without regard to whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection (c) shall be made within thirty (30) days after the date the Lender or the Administrative Agent makes a demand therefor.

(d) Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender that is a party hereto on the date of execution of this Agreement and on or prior to the date on which it becomes a Lender in the case of each other Lender (including a Lender that is an assignee or transferee of an interest under this Agreement), and from time to time thereafter if (x) a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect or (y) requested in writing by the Borrower or the Administrative Agent, shall provide the Borrower and the Administrative Agent with two accurate and complete original signed copies of, as applicable: (1) IRS Form W-8BEN or any successor form prescribed by the IRS, evidencing an exemption from United States withholding tax on payments pursuant to any Loan Document under an applicable income tax treaty, and certifying: that such Lender is the beneficial owner or is authorized to sign for the beneficial owner of all the income to which the form relates; that the beneficial owner is not a United States person; that the income to which the form relates is: (i) not effectively connected with the conduct of a trade or business in the United States, (ii) effectively connected but is not subject to tax under an income tax treaty, or (iii) the partner’s share of a partnership’s effectively connected income; and for broker transactions or barter exchanges, the beneficial owner is an exempt foreign person as defined in the instructions to such form; or (2) IRS Form W-8ECI or any successor form prescribed by the IRS, stating that payments pursuant to any Loan Document are not subject to United States withholding tax, and certifying: that such Lender is the beneficial owner or is authorized to sign for the beneficial owner of all of the income to which the form relates; that the amounts for which the certification is provided are effectively connected with the conduct of a trade or business in the United States and are includible in the beneficial owner’s gross income for the taxable year; and the beneficial owner is not a United States person. Each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code on or prior to the date of its execution and delivery of this Agreement in the case of each Lender that is a party hereto on the date of execution of this Agreement and on or prior to the date on which it becomes a Lender in the case of each other Lender (including a Lender that is an assignee or transferee of an interest under this Agreement), and from time to time thereafter if (x) a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect or (y) requested in writing by the Borrower or the Administrative Agent, shall provide the Borrower and the Administrative Agent with two accurate and complete signed copies of IRS Form W-9 or any successor form prescribed by the IRS certifying that Taxpayer Identification Number shown on the form is correct; that such Lender is not subject to backup withholding because: (1) it is exempt from backup withholding, (2) it has not been notified by the IRS that it is subject to backup withholding as a result of a failure to report all interest or dividends, or (3) the IRS has notified it that it is no longer subject to backup withholding; and that it is a United States person. If a Lender fails to deliver the applicable form required pursuant to this Section 3.1(d), then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax imposed by the Code, without reduction.

(e) For any period with respect to which, for any reason, a Lender has failed to provide the Administrative Agent with the applicable form pursuant to Section 3.1(d), unless such failure is the result of a Change in Law occurring after the date upon which such lender becomes a Lender, such Lender shall not be entitled to indemnification under Section 3.1(a), 3.1(b) or 3.1(c) with respect to any Taxes that would not have been imposed had such Lender provided such form.

(f) If the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section 3.1, then such Lender will agree to use reasonable efforts to change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce such additional payment which may thereafter accrue if such change, in the sole judgment of such Lender, is not otherwise materially disadvantageous to such Lender; provided, that in determining whether changing the jurisdiction of an Applicable Lending Office would be disadvantageous to such Lender, such Lender shall disregard any economic disadvantage that the Borrower agrees to indemnify and hold such Lender harmless from.

(g) If any Lender receives or realizes any refund of Tax, any reduction of, or credit against, its Tax liabilities or otherwise recovers any amount in connection with any deduction or withholding, or payment of additional amounts, by the Borrower pursuant to Section 3.1, such Lender shall reimburse the Borrower within thirty (30) days after receipt or realization an amount equal to the net benefit, after Tax, that was obtained by the Lender as a consequence of such refund, reduction, credit or recovery.

3.2 ILLEGALITY

If any Lender determines that any Governmental Rule has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Applicable Lending Office to make, maintain or fund LIBOR Loans, or to determine or charge interest rates based upon LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take, U.S. Dollar deposits in the London interbank market, in each case after the date hereof, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue LIBOR Loans or to convert Base Rate Loans to LIBOR Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Promptly upon making any such determination, such Lender shall provide notice thereof to the Borrower (with a copy to the Administrative Agent), and upon receipt of such notice, the Borrower shall, within three (3) Business Days of receipt of written notice from such Lender, prepay or convert all such LIBOR Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans. Upon any such prepayment or conversion, the Borrower shall also pay interest on the amount so prepaid or converted. Each Lender agrees to designate a different Applicable Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.3 INABILITY TO DETERMINE RATES

If the Administrative Agent determines in connection with any request for a LIBOR Loan or a conversion to or continuation of a LIBOR Loan that (i) U.S. Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such LIBOR Loan, (ii) adequate and reasonable means do not exist for determining LIBOR for such Loan, or (iii) LIBOR does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and all Lenders. Thereafter, the obligation of the Lenders to make or maintain LIBOR Loans shall be suspended until the Administrative Agent notifies Borrower and all Lenders that it has revoked such notice. Upon receipt of such notice, Borrower may revoke any pending request for a LIBOR Loan, conversion or continuation of LIBOR Loans or, failing that, will be deemed to have converted such request into a request for a Base Rate Loan in the amount specified therein.

3.4 INCREASED COST AND REDUCED RETURN; CAPITAL ADEQUACY; RESERVES ON LIBOR LOANS

(a) If any Lender determines that as a result of Change in Law, or such Lender’s compliance therewith after the date hereof, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining LIBOR Loans, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing

(excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.1 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the laws of which such Lender is organized or has its Applicable Lending Office, or (iii) reserve requirements contemplated by Section 3.4(c)), and the result of any of the foregoing shall be to increase the cost to the affected Lender of, or to reduce the amount of any sum received or receivable by such Lender in respect of, making, continuing, maintaining or financing (or its obligation to make, continue, maintain or finance) any Loan as, or of converting (or of its obligation to convert) any Base Rate Loan into, a LIBOR Loan by an amount reasonably deemed by such Lender to be material, then the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital adequacy, or compliance by such Lender (or its Applicable Lending Office) therewith after the date hereof, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder to a level below that which the affected Lender or such controlling Person would have achieved but for the occurrence of any such circumstance (taking into consideration its policies with respect to capital adequacy), and such Lender or controlling Person considers such reduction to be material, then the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for any such reduction suffered as a consequence of, and attributable to, this Agreement, the Commitment of such Lender or the Loans made by such Lender.

(c) Borrower shall pay to each Lender, so long as such Lender is required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each LIBOR Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.

(d) Amounts required to be paid by the Borrower pursuant to subsections (a), (b), and (c) above shall be determined by the applicable Lender, and notified to the Borrower (with a copy to the Administrative Agent) in the form of a certificate of such Lender stating that the calculations set forth therein are in accordance with the terms of this Agreement and setting forth in reasonable detail the basis for such calculations for losses suffered from and after the date that is 180 days before the day such Lender notifies the Borrower thereof, such certificate being conclusive and binding for all purposes absent manifest error. The amount set forth in such certificate shall be payable by the Borrower on the thirtieth (30th) day following delivery of such certificate to the Borrower.

(e) If, with respect to any Lender entitled to compensation under this Section 3.4, a condition arises or an event occurs which could result in the payment of any amount under subsections (a) through (c) above, such Lender, promptly upon becoming aware of the same, shall notify the Borrower thereof and shall take such steps as may be reasonably necessary for it to mitigate the effects of such condition or event, provided, that such Lender shall be under no obligation to take any step that the Lender determines, in its sole discretion, would be disadvantageous to Lender.

3.5 FUNDING LOSSES

Except as otherwise provided in this Agreement, following receipt by Borrower from any Lender of a certificate of such Lender in accordance with the last paragraph in this Section 3.5, Borrower, on demand, shall compensate such Lender for, and hold such Lender harmless from, any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any LIBOR Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any LIBOR Loan on the date or in the amount notified by Borrower;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such LIBOR Loan or from fees payable to terminate the deposits from which such funds were obtained, as determined by Administrative Agent in its sole discretion. Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. For purposes of calculating amounts payable by Borrower to the Lenders under this Section 3.5, each Lender shall be deemed to have funded each LIBOR Loan made by it at LIBOR for such Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such LIBOR Loan was in fact so funded.

(c) The amount of any loss, cost or expense compensable by Borrower to any Lender pursuant to this Section 3.5 shall be determined by such Lender and notified to the Borrower (with a copy to the Administrative Agent) in the form of a certificate of such Lender stating that the calculations set forth therein are in accordance with the terms of this Agreement and setting forth in reasonable detail the basis for such calculations, such certificate being conclusive and binding for all purposes absent manifest error. The amount set forth in such certificate shall be payable by the Borrower on the thirtieth (30th) day following delivery of such certificate to the Borrower. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

3.6 SURVIVAL

All of the Borrower’s obligations under this Article III shall survive termination of the Commitments and repayment of all other Obligations.

3.7 REPLACEMENT OF LENDERS

If (i) a Lender becomes a Defaulting Lender, or a Lender (a “Non-Consenting Lender”) refuses to consent to an amendment, modification or waiver of this Credit Agreement that, pursuant to Section 11.4, requires consent of 100% of the Lenders or 100% of the Lenders with Obligations directly affected, or a Lender imposes charges, costs and expenses unacceptable to Borrower under Section 3.4 (any such Defaulting Lender, Non-Consenting Lender or other Lender, a “Subject Lender”), (ii) no Default shall have occurred and be continuing, (iii) the Borrower has obtained a commitment from another Lender or an Eligible Assignee (as defined in Section 11.5(h)) to purchase at par the Subject Lender’s Loans and assume the Subject Lender’s Commitments and all other obligations of the Subject Lender hereunder, and (iv) such Subject Lender is not an issuer with respect to any letters of credit outstanding under this Agreement, unless all such letters of credit are terminated or arrangements acceptable to such issuing Lender (such as a “back-to-back” letter of credit) are made, then the Borrower may require the Subject Lender to assign any or all of its Loans and Commitments to such other Lender, Lenders, Eligible Assignee or Eligible Assignees pursuant to the provisions of Section 11.5, and each of such Lender, Lenders, Eligible Assignee or Eligible Assignees is deemed acceptable to Administrative Agent; provided, that, prior to or concurrently with such replacement, (a) the Subject Lender shall have received payment in full of all principal, interest, fees and other amounts owing to such Subject Lender through such date of replacement in respect of the applicable portion of the Subject Lender’s Commitments to be assigned and a release from its obligations (relating to the assigned portion) under the Loan Documents, (b) the processing fee, if any, required to be paid under Section 11.5 shall have been paid to the Administrative Agent, (c) all of the requirements for such assignment contained in Section 11.5, including the consent of the Administrative Agent and the receipt by the Administrative Agent of an executed Assignment and Assumption and other supporting documents, have been fulfilled, and (d) if such Subject Lender is a Non-Consenting Lender, each assignee shall consent, at the time of such assignment, to each matter in respect of which such Subject Lender was a Non-Consenting Lender and the Borrower also requires each other Subject Lender that is a Non-Consenting Lender to assign its Loans and Commitments.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Administrative Agent and Lenders, subject to the exceptions set forth on the Disclosure Schedule, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the performance and indefeasible payment in full, in cash, of all Obligations:

4.1 LEGAL STATUS; SUBSIDIARIES

Borrower and each Subsidiary is duly organized and validly existing in good standing (to the extent such concept is applicable) under the laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business requires such qualification, and has full power and authority and holds all Permits and other approvals necessary to own and hold under lease its property and to conduct its business substantially as currently conducted by it, except where the failure to be so organized and existing, have so qualified, or have such power, authority or Permit could not reasonably be expected to have a Material Adverse Effect. Section 4.1 of the Disclosure Schedule identifies all Material Subsidiaries and other Subsidiaries as of the Closing Date.

4.2 DUE AUTHORIZATION; NO VIOLATION

The execution, delivery and performance by each Loan Party of the Loan Documents executed or to be executed by it are within such Loan Party’s powers, have been duly authorized by all necessary entity action, and do not (a) contravene such Loan Party’s Organization Documents; (b) contravene any contractual restriction or Governmental Rule binding on or affecting such Loan Party; or (c) result in, or require the creation or imposition of, any Lien on such Loan Party’s property, except Liens for the benefit of Lenders.

4.3 CONSENTS OR APPROVAL, REGULATION

No consent, authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person is required for the due execution, delivery or performance by any Loan Party of the Loan Documents to which it is a party. Neither Borrower nor any Subsidiary is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended. Neither Borrower nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Loans will be used for a purpose which violates, or would be inconsistent with, Regulation U or X of the Board of Governors of the Federal Reserve System.

4.4 VALIDITY; ENFORCEABILITY

The Loan Documents executed by each Loan Party constitute, the legal, valid and binding obligations of such Loan Party enforceable in accordance with their respective terms.

4.5 FINANCIAL INFORMATION

The consolidated financial statements of Borrower and each Subsidiary dated as of December 31, 2009 heretofore delivered by Borrower to Administrative Agent (a) present fairly in all material respects the financial condition and results of operations of Borrower and the Subsidiaries, (b) disclose, by footnotes or otherwise, all liabilities of Borrower and the Subsidiaries that are required to be reflected or reserved against under GAAP, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with GAAP consistently applied. Except as disclosed to Administrative Agent pursuant to Section 6.3, since the date of such financial statements there has been no change or changes that have resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

4.6 TAXES

Borrower does not have any knowledge of any pending assessments or adjustments of any federal, state, local and foreign income tax payable by it or by any Subsidiary with respect to any year, the payment of which could reasonably be expected to have a Material Adverse Effect.

4.7 LITIGATION, LABOR CONTROVERSIES

There is no pending or, to the knowledge of Borrower, threatened litigation, action, proceeding, or labor controversy affecting Borrower or any Subsidiary, or any of their respective properties, businesses, assets or revenues, which could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, neither Borrower nor any Material Subsidiary is a party to, or has any obligations under, any collective bargaining agreement.

4.8 TITLE TO PROPERTY, LIENS

Borrower has good, indefeasible and merchantable title to and ownership of its assets, free and clear of all Liens except Permitted Liens (including the existing Liens set forth in Section 4.8 of the Disclosure Schedule), except for such defects as could not reasonably be expected to have a Material Adverse Effect individually or in the aggregate.

4.9 ERISA COMPLIANCE

Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Government Rules. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best of Borrower’s knowledge, nothing has occurred which would prevent, or cause the loss of, such qualification. Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan. There are no pending or, to the best of Borrower’s knowledge, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur. No Pension Plan has any Unfunded Pension Liability. Neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA). Neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan. Neither Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

4.10 OTHER OBLIGATIONS

Neither Borrower nor any Subsidiary is in default with respect to any of its Contractual Obligations, default of which could reasonably be expected to result in a Material Adverse Effect.

4.11 ENVIRONMENTAL MATTERS

Borrower and each Subsidiary is in compliance in all material respects with all Environmental Laws applicable to it, other than such noncompliance as in the aggregate could not reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any Subsidiary has received notice that it is the subject of any federal or state investigation evaluating whether any Remedial Action is needed, except for such notices received that in the aggregate do not refer to Remedial Actions that could reasonably be expected to result in a Material Adverse Effect. There have been no Releases by Borrower or Subsidiary that could result in a Material Adverse Effect.

4.12 NO DEFAULTS

No facts or circumstances exist which would constitute a breach of any obligation, representation or warranty of Borrower hereunder if this Agreement were in effect immediately prior to Borrower’s execution hereof.

4.13 INSURANCE

Borrower and each Subsidiary maintains insurance with financially sound and reputable insurance companies not Affiliates of Borrower in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar business as Borrower or the applicable Subsidiary), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where they operate.

4.14 FORCE MAJEURE

Neither Borrower’s nor any Subsidiary’s business or properties is suffering from the effects of any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), other than those the consequences of which in the aggregate could not reasonably be expected to have a Material Adverse Effect.

4.15 INTELLECTUAL PROPERTY

Borrower and each Subsidiary owns or licenses or otherwise has the right to use all material licenses, Permits, patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, copyright applications, franchises, authorizations and other intellectual property rights and general intangibles that are necessary for the operation of its businesses, without infringement upon or conflict with the rights of any other Person with respect thereto, including all trade names, which infringement or conflict could reasonably be expected to have a Material Adverse Effect. No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by Borrower or any Subsidiary infringes or conflicts with any rights owned by any other Person, which infringement or conflict could reasonably be expected to have a Material Adverse Effect, and no claim or litigation regarding any of the foregoing is pending or, to Borrower’s knowledge, threatened, the existence of which could reasonably be expected to have a Material Adverse Effect. No patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to Borrower’s knowledge, proposed, other than those the consequences of which in the aggregate could not reasonably be expected to have a Material Adverse Effect.

4.16 SOLVENCY

Borrower has received consideration that is the reasonably equivalent value of the obligations and liabilities that it has incurred to Lenders. Each Loan Party is not insolvent as defined in any applicable state or federal statute, nor will it be rendered insolvent by the execution and delivery of this Agreement or the other Loan Documents. No Loan Party intends to, nor does it believe that it will, incur debts beyond its ability to pay them as they mature. Each Loan Party has capital reasonably sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.

4.17 FISCAL PERIODS

Borrower’s fiscal year ends on December 31.

4.18 COMPLIANCE WITH LAW

Borrower and each Subsidiary is in compliance with all Governmental Rules, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

4.19 TRUTH, ACCURACY OF INFORMATION

All factual information furnished in writing or communicated electronically by Borrower and each Subsidiary to Administrative Agent or any Lender in connection with the Loan Documents is accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the information furnished, in light of the circumstances under which furnished, not misleading (it being recognized that projections and forecasts provided by Borrower are not to be viewed as facts and that actual results during the period covered by any such projections and forecasts may differ from the projected or forecasted results).

ARTICLE V. CONDITIONS

5.1 CONDITIONS OF INITIAL EXTENSION OF CREDIT

The obligation of Lenders to extend any credit contemplated by this Agreement is subject to the fulfillment to Administrative Agent’s satisfaction of all of the following conditions:

(a) Documentation. Administrative Agent shall have received, in form and substance satisfactory to it, each of the following duly executed:

(i) this Agreement, the Note, a Notice of Authorized Representatives, and, if Loans are to be made on the Closing date, the initial Notice of Borrowing and a disbursement direction letter regarding the proceeds of any Loans to be disbursed on the Closing Date;

(ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require to establish the identities of and verify the authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iii) such evidence as the Administrative Agent may reasonably require to verify that each Loan Party is duly organized or formed, validly existing, in good standing and qualified to engage in business in each jurisdiction in which it is required to be qualified to engage in business, except where failure to qualify could not reasonably be expected to have a Material Adverse Effect, including certified copies of each Loan Party’s Organization Documents, certificates of good standing and/or qualification to engage in business and tax clearance certificates;

(iv) a Guaranty from each Material Subsidiary;

(v) an opinion from Borrower’s General Counsel with respect to due authorization, execution and delivery and no conflicts; and

(vi) such other documents as Administrative Agent and each Lender may reasonably require.

(b) Financial Condition. There is no event or circumstance that can reasonably be expected to have a Material Adverse Effect.

(c) Fees and Expenses. Borrower shall have paid all fees and invoiced costs and expenses then due pursuant to the terms of this Agreement.

5.2 CONDITIONS OF EACH EXTENSION OF CREDIT

The obligation of each Lender to make any credit available under the Loan Documents (including the Loans made by such Lender on the Closing Date) shall be subject to the further conditions precedent that:

(a) the following statements shall be true on the date such credit is advanced, both before and after giving effect thereto and to the application of the proceeds therefrom, and the acceptance by Borrower of the proceeds of such credit shall constitute a representation and warranty by Borrower that on the date such credit is advanced such statements are true:

(i) the representations and warranties of the Loan Parties contained in the Loan Documents are correct in all material respects on and as of such date as though made on and as of such date or, as to those representations and warranties limited by their terms to a specified date, were correct in all material respects on and as of such date, except that the representations and warranties made under Section 4.5 shall be deemed to refer to the most recent financial statements furnished to Administrative Agent under Section 6.3; and

(ii) no Default is continuing or would result from the credit being advanced;

(b) advancing such credit on such date does not violate any Governmental Rule and is not enjoined, temporarily, preliminarily or permanently;

(c) Administrative Agent shall have received such additional documents, information and materials as any Lender, through Administrative Agent, may reasonably request; and

(d) no event or circumstance exists that could reasonably be expected to have a Material Adverse Effect.

ARTICLE VI. AFFIRMATIVE COVENANTS

Borrower covenants that until performance and indefeasible payment in full, in cash, of all Obligations and termination of the Commitments, Borrower shall, and shall (except in the case of covenants in Sections 6.3, 6.8 and 6.17) cause each Subsidiary to:

6.1 PAYMENTS

Pay all principal, interest, fees and other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein.

6.2 ACCOUNTING RECORDS

Keep, and cause each Subsidiary to keep, accurate books and records of its financial affairs sufficient to permit the preparation of financial statements therefrom in accordance with GAAP.

6.3 INFORMATION AND REPORTS

Provide to Administrative Agent all of the following, in form and detail reasonably satisfactory to Administrative Agent and with sufficient copies for distribution to all Lenders:

(i) as soon as available, but in any event within ninety days after the end of each fiscal year of Borrower, a consolidated balance sheet of Borrower and the Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(ii) as soon as available, but in any event within sixty days after the end of each of the first three fiscal quarters of each fiscal year of Borrower, a consolidated balance sheet of Borrower and the Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations for such fiscal quarter and for the portion of Borrower’s fiscal year then ended, and the related consolidated statements of changes in shareholders’ equity, and cash flows for the portion of Borrower’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of Borrower and the Subsidiaries in accordance with GAAP, subject only to changes resulting from normal year-end audit adjustments and the absence of footnotes, which certification shall be in substantially the form of Exhibit E attached hereto and shall include the calculations required to establish compliance by Borrower with the covenants set forth in Article VIII;

(iii) promptly after the sending or filing thereof, either hard or electronic copies or a link to electronic copies of all communications which Borrower sends generally to any class of its securityholders (other than a notice consisting solely of the time and place of an annual meeting), and all reports and registration statements that Borrower or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange and as to any information contained in materials furnished pursuant to this item (iii), Borrower shall not be separately required to furnish such information under items (i) or (ii) above; and

(iv) from time to time such other information as Administrative Agent may reasonably request, which may include budgets, forecasts, projections and other information respecting the business of Borrower or any Subsidiary.

6.4 COMPLIANCE WITH LAW

Comply in all material respects, and cause each Subsidiary to comply in all material respects, with all Governmental Rules and Permits, other than such noncompliance the consequences of which in the aggregate could not reasonably be expected to have a Material Adverse Effect.

6.5 INSURANCE

Maintain, and cause each Subsidiary to maintain, insurance with financially sound and reputable insurance companies not Affiliates of Borrower, in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar business as Borrower or the applicable Subsidiary), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower operates.

6.6 FACILITIES

Keep, and cause each Subsidiary to keep, all properties useful or necessary to its business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such property shall be fully and efficiently preserved and maintained, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.7 TAXES AND OTHER LIABILITIES

Pay and discharge, and cause each Subsidiary to pay and discharge, when due all its tax liabilities, assessments and governmental charges, except such as Borrower may in good faith contest or as to which a bona fide dispute may arise, and for which Borrower has made provision for adequate reserves in accordance with GAAP, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.8 NOTICE TO ADMINISTRATIVE AGENT

Promptly (but in no event more than five Business Days after a Responsible Officer has knowledge of the occurrence of each such event or matter) give notice to Administrative Agent in reasonable detail of: (i) the occurrence of any Default; (ii) any termination or cancellation of any insurance policy which Borrower or Subsidiary is required to maintain, unless such policy is replaced without any break in coverage with an equivalent or better policy; (iii) any uninsured or partially uninsured loss in excess of $10,000,000 during any twelve month period; (iv) any change in the form or jurisdiction of organization of Borrower; (v) the commencement of any labor controversy, litigation, action or proceeding of the type described in Section 4.7; (vi) any ERISA Event; (vii) the occurrence of any event that could reasonably be expected to have a Material Adverse Effect; or (viii) Borrower or any Subsidiary entering into a credit facility under which $10,000,000 (or the equivalent of such amount if denominated in a currency other than U.S. Dollar) or more is advanced or available to be borrowed.

6.9 CONDUCT OF BUSINESS

Except as otherwise permitted by this Agreement or where the failure could not reasonably be expected to have a Material Adverse Effect, (a) conduct, and cause each Subsidiary to conduct, its business in the ordinary course and (b) use, and cause each Subsidiary to use, its reasonable efforts in the ordinary course and consistent with past practice to preserve its business and the goodwill and business of the customers, advertisers, suppliers and others with whom it has business relations.

6.10 PRESERVATION OF CORPORATE EXISTENCE, ETC.

Except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, preserve and maintain, and cause each Subsidiary to preserve and maintain, all licenses, Permits, governmental approvals, rights, privileges, franchises, intellectual property and general intangibles necessary for the conduct of its business, and its corporate existence and rights (charter and statutory).

6.11 INSPECTION RIGHTS

Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, that excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent, on behalf of the Lenders, may exercise rights of the Administrative Agent and the Lenders under this Section 6.11 and the Administrative Agent shall not exercise such rights more often than two times during any calendar year absent the existence of an Event of Default and only one such time shall be at the Company’s expense; provided, further, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice. For purposes of this section, two Business Days’ advance notice shall constitute “reasonable advance notice” to the Company.

6.12 PERFORMANCE AND COMPLIANCE WITH CONTRACTUAL OBLIGATIONS

Perform and observe, and cause each Subsidiary to perform and observe, all the terms, covenants and conditions required to be performed and observed by it under its Contractual Obligations, and do all things necessary to preserve and to keep unimpaired its rights under such Contractual Obligations, other than such failures the consequences of which in the aggregate could not reasonably be expected to have a Material Adverse Effect; provided, however, that nothing in this Section 6.12 shall limit or prevent Borrower from contesting any of its Contractual Obligations in good faith and by appropriate and lawful proceedings diligently conducted.

6.13 FISCAL YEAR; ACCOUNTING PRACTICES

Notify Administrative Agent of any change to (i) its fiscal year, which notice shall be in advance of making such change or (ii) its method of accounting, any accounting practice used by it, or the application of GAAP in a manner inconsistent with the financial statements previously delivered by Borrower to Administrative Agent.

6.14 ENVIRONMENTAL

(a) Promptly give notice to Administrative Agent upon a Responsible Officer obtaining knowledge of (i) any claim, injury, proceeding, investigation or other action, including a request for information or a notice of potential environmental liability, by or from any Governmental Authority or any third-party claimant that could result in Borrower or any Subsidiary incurring Environmental Liabilities and Costs that could reasonably be expected to have a Material Adverse Effect or (ii) the discovery of any Release at, on, under or from any real property, facility or equipment owned or leased by Borrower or any Subsidiary in excess of reportable or allowable standards or levels under any applicable Environmental Law, or in any manner or amount that could result in Borrower or any Subsidiary incurring Environmental Liabilities and Costs that could reasonably be expected to have a Material Adverse Effect.

(b) Upon discovery of the presence on any property owned or leased by Borrower or any Subsidiary of any Contaminant that reasonably could be expected to result in Environmental Liabilities and Costs that could reasonably be expected to have a Material Adverse Effect, take all Remedial Action required by applicable Environmental Law.

6.15 LIENS

Keep its assets free and clear of all Liens, except Permitted Liens.

6.16 USE OF PROCEEDS

Use the proceeds of the Loans solely for Borrower’s general working capital and other corporate purposes, including the financing of acquisitions permitted by the terms of this Agreement.

6.17 COMPLIANCE WITH ERISA

Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state law; (b) cause each Plan that is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.

6.18 MOST FAVORED LENDER

If at any time Borrower or any Material Subsidiary incurs any Indebtedness permitted under Section 7.2 in an amount equal to or greater than $10,000,000 and the terms of such Indebtedness contain any covenant or event of default that is materially more restrictive than the covenants and defaults contained in this Agreement, then (a) such covenant or event of default shall be deemed incorporated by reference in this Agreement as if set forth fully herein, effective as of the date when such covenant or event of default became effective with respect to such Indebtedness, and (b) upon the Administrative Agent’s request, Borrower shall enter into an amendment to this Agreement evidencing the incorporation of such covenant or event of default, provided, however that Borrower shall not be required to pay any fees (other than reasonable fees of counsel to the Administrative Agent) with respect to any such amendment.

6.19 FURTHER ASSURANCES

At Administrative Agent’s request at any time and from time to time, duly execute and deliver, and cause each Subsidiary to execute and deliver, such further agreements, documents and instruments, and do or cause to be done such further acts as may reasonably be necessary or proper to effectuate the provisions or purposes of the Loan Documents, at Borrower’s expense. Administrative Agent may at any reasonable time and from time to time request a certificate from Borrower representing that all conditions precedent to the advancement of credit contained herein are satisfied. In the event of such request by Administrative Agent, each Lender may cease to make any further advancements of credit until Administrative Agent has received such certificate.

ARTICLE VII. NEGATIVE COVENANTS

Borrower covenants that until performance and indefeasible payment in full, in cash, of all Obligations and termination of the Commitments, Borrower will not, directly or indirectly:

7.1 LIENS

Create or suffer to exist, or permit any Material Subsidiary to create or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign any right to receive income, except Permitted Liens.

7.2 INDEBTEDNESS

Create or suffer to exist, or permit any Subsidiary to create or suffer to exist, any Indebtedness, except (a) the Obligations; (b) Indebtedness of Borrower, other than the Obligations, that does not exceed $75,000,000 in the aggregate at any time outstanding; and (c) Indebtedness of the Subsidiaries that does not exceed $100,000,000 in the aggregate at any time outstanding.

7.3 RESTRICTED PAYMENTS, REDEMPTIONS

At a time when a Default is continuing or would arise as a result thereof: (a) declare or make, or permit any Subsidiary to declare or make, any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account or in respect of any of its Stock or Stock Equivalents, except dividends paid to Borrower; or (b) purchase, redeem or otherwise acquire for value any of Borrower’s Stock or Stock Equivalents.

7.4 FUNDAMENTAL CHANGES; DISPOSITIONS

(a) Merge or consolidate with, or permit any Subsidiary to merge or consolidate with, any Person or acquire all or substantially all of the Stock or Stock Equivalents of any Person; provided (i) any Subsidiary may merge with and liquidate into, or have its equity otherwise acquired by, Borrower, (ii) any Subsidiary may merge with and liquidate into, or have its equity otherwise acquired by, a Subsidiary, provided that a Material Subsidiary may only merge with and liquidate into, or have its equity otherwise acquired by, a Domestic Subsidiary; (iii) Borrower or any Subsidiary may merge with any Person as part of a Permitted Acquisition, provided Borrower and (iv) Borrower and any Subsidiary may form one or more new Subsidiaries;

(b) Except as part of a Permitted Acquisition, acquire all or substantially all, or permit any Subsidiary to acquire all or substantially all of (i) the assets of any Person (other than a Subsidiary) or (ii) the assets constituting the business of a division, branch or other unit operation of any Person (other than a Subsidiary); or

(c) Sell, convey, transfer, lease or otherwise dispose of, or permit any Subsidiary to sell, convey, transfer, lease or otherwise dispose of, all or any substantial portion (in Administrative Agent’s judgment) of its assets or any interest therein to any Person, or permit or suffer any other Person to acquire any interest in any of its assets, except (i) Permitted Liens, (ii) as otherwise permitted under item (a) or (b) above, (iii) the sale or disposition of inventory in the ordinary course of business and/or assets which have become obsolete, unneeded or are replaced in the ordinary course of business, or (iv) which could not reasonably be expected to have a Material Adverse Effect.

7.5 INVESTMENTS

Except as permitted by Section 7.3 or 7.4, make, incur, assume or suffer to exist, or permit any Subsidiary to make, incur, assume or suffer to exist, directly or indirectly, any loan or advance to any other Person or own, purchase or otherwise acquire Stock, Stock Equivalents, other equity interests, obligations or other securities of, or otherwise invest in, any other Person (any such transaction being an “Investment”), except:

(a) Investments existing on the Closing Date and identified in Section 7.5 of the Disclosure Schedule;

(b) incidental advances to employees in the ordinary course of business;

(c) Investments by Borrower or any Subsidiary in any Subsidiary consistent with Borrower’s prior practices, provided that immediately before and after giving effect thereto no Default is continuing;

(d) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers in settlement of obligations of, or disputes with, such Persons arising in the ordinary course of business;

(e) Permitted Acquisitions;

(f) Investments arising under Hedge Contracts permitted hereunder; and

(g) Investments in accordance with Borrower’s investment policies attached hereto as Exhibit H, as such policies may be modified from time to time, provided a copy of each such modification is promptly delivered to Administrative Agent.

7.6 CHANGE IN NATURE OF BUSINESS

Directly or indirectly engage, or permit any Subsidiary to directly or indirectly engage, in any business activity other than the type of business activities in which Borrower is currently engaged, activities reasonably related thereto.

7.7 ERISA

At any time engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, or permit any Plan to (a) engage in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code); (b) fail to comply with ERISA or any other applicable Laws; or (c) incur any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), that, with respect to each event listed above, could be reasonably expected to have a Material Adverse Effect.

7.8 MARGIN REGULATIONS

Use, or permit any Subsidiary to use, the proceeds of any Loan to purchase or carry any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System).

7.9 ENVIRONMENTAL

Permit any lessee or any other Person to dispose of any Contaminant by placing it in or on the ground or waters of any property owned or leased by Borrower or Subsidiary, except in material compliance with Environmental Law or the terms of any Permit or other than those that in the aggregate could not reasonably be expected to have a Material Adverse Effect.

7.10 GUARANTIES

Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any of its assets as security for, any liabilities or obligations of any other Person, or permit any Subsidiary to do so, except:

(a) any of the foregoing required by this Agreement;

(b) Guaranties by Borrower of the Indebtedness of a Subsidiary incurred in the ordinary course of business (including guarantees by Borrower of premises leases by Columbia Sportswear USA Corporation);

(c) Guaranties in connection with Investments permitted by Section 7.5;

(d) Guaranties existing on the Closing Date that are described in the Disclosure Schedule; and

(e) Guaranties by Subsidiaries of Indebtedness of Borrower or any other Subsidiary.

7.11 NO SPECULATIVE TRANSACTIONS

Engage in, or permit any Subsidiary to engage in, any Hedge Contract, except for hedging purposes with respect to transactions engaged in by Borrower or any Subsidiary in the ordinary course of business and not for speculative purposes.

7.12 CANCELLATION OF INDEBTEDNESS OWED TO IT

Cancel, or permit any Subsidiary to cancel, any claim or Indebtedness owed to it, except in the ordinary course of business for legitimate business purposes in the reasonable judgment of Borrower or the Subsidiary.

7.13 TRANSACTIONS REGARDING RELATED PARTIES

Enter, or permit any Subsidiary to enter, into any transaction or series of transactions directly or indirectly with or for any Affiliate of Borrower except (i) in the ordinary course of business on a basis no more favorable to such Affiliate than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate and in circumstances where doing so could not reasonably be expected to have a Material Adverse Effect or (iii) as otherwise permitted by Sections 7.3, 7.4, 7.5, 7.10 and 7.12.

7.14 OTHER RESTRICTIONS

Create or suffer to exist, or permit any Subsidiary to create or suffer to exist, any restriction or limitation on (a) the ability of any Subsidiary to make any dividend or other distribution to Borrower or (b) the ability of Borrower or any Subsidiary to grant a Lien to Administrative Agent or Lenders to secure all or any part of the Obligations, except: (i) restrictions and limitations existing as of the Closing Date and disclosed in the Disclosure Schedule, (ii) restrictions and limitations applicable to a Subsidiary existing at the time such Subsidiary becomes a Subsidiary of the Borrower and not incurred in contemplation thereof, as long as no such restriction or limitation is made more restrictive after the date such Subsidiary becomes a Subsidiary of the Borrower, (iii) restrictions and limitations imposed by any generally applicable Governmental Rule, and (iv) other restrictions and limitations that in the aggregate could not reasonably be expected to have a Material Adverse Effect.

7.15 SUBSIDIARIES; ADDITIONAL GUARANTORS

Promptly notify the Administrative Agent after any Person becomes a Material Subsidiary (each a “New Material Subsidiary”) as a result of a Permitted Acquisition, a Fundamental Change Transaction, or a capital contribution, and in such notice set forth the date such Person became a New Material Subsidiary and the full name and jurisdiction of organization of such Person. Notify the Administrative Agent within 45 days after the end of a fiscal quarter of the Borrower if any Subsidiary becomes a Material Subsidiary as a result of an increase in the ordinary course of business of such Subsidiary’s assets in proportion to the consolidated assets of the Borrower. Promptly cause each New Material Subsidiary to execute and deliver a Guaranty to Administrative Agent and cease providing any support, financial or otherwise, to any New Material Subsidiary that fails to execute and deliver a Guaranty to Administrative Agent within ten Business Days after Borrower provides the notification required by the preceding sentence.

ARTICLE VIII. FINANCIAL COVENANTS

8.1 NET INCOME

As of the end of each fiscal quarter, Borrower’s consolidated net income for the twelve months ending with such quarter shall be at least $1,000,000.

8.2 TANGIBLE NET WORTH

As of the end of each fiscal quarter, Borrower shall have a Tangible Net Worth of not less than $903,200,000 plus (i) 35% of the sum of Borrower’s consolidated net income for each fiscal quarter after December 31,2009 (exclusive of any fiscal quarter in which Borrower’s consolidated net income is less than zero), plus (ii) the amount of all equity raised by Borrower after December 31, 2009.

8.3 ADVANCE BASIS

As of the end of each fiscal quarter, (a) the total book value of the following assets and liabilities, as reflected on the Borrower’s consolidated balance sheet: (i) 70% of net accounts receivable, plus (ii) 50% of net inventory, plus (iii) cash and cash equivalents less (iv) accounts payable, including import trade payables, shall be greater than (b) the total of (i) all of Borrower’s Indebtedness (exclusive of the Obligations) plus (ii) the Total Commitments.

ARTICLE IX. EVENTS OF DEFAULT

9.1 EVENTS OF DEFAULT

The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a) Borrower shall fail to pay (i) any principal of any Loan or (ii) any other Obligation (including payment of interest on any Loan) within 5 days after the date payment is due;

(b) any financial statement or certificate furnished to Administrative Agent or any Lender in connection with, or any representation or warranty made by Borrower under any of the Loan Documents, shall prove to be false or misleading in any material respect when furnished or made;

(c) Borrower shall fail to provide any certificate, report or other information which it is required to provide pursuant to Section 6.3 or Section 6.8 on the date specified in Section 6.3 or Section 6.8; provided that unless Borrower has previously failed to provide any required certificate, report or other information by the required date on one prior occasion within the preceding twelve months, such failure shall be considered an Event of Default only if Borrower fails to provide such certificate, report or other information within five Business Days of the earlier of (i) the date a Responsible Officer has knowledge of the failure to so provide such certificate, report or other information, or (ii) the date Administrative Agent, at the request of a Lender, notifies Borrower of such failure;

(d) any default by Borrower in the performance of or compliance with any obligation, agreement or other provision contained in Sections 6.5(a), 6.10, 6.11, 6.15, 6.16, 6.18 or contained in Article VII or Article VIII;

(e) any default by Borrower in the performance of or compliance with any obligation, agreement or other provision contained in any Loan Document (other than those referred to in subsections (a) through (d) above) continues for 30 days after notice thereof has been given to Borrower by Administrative Agent;

(f) any default by Borrower in the payment or performance of any other obligation, or the occurrence and continuation of any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) evidencing Indebtedness (other than trade payables incurred in the ordinary course of business) in excess of $10,000,000 to any Person where (i) the event of default consists of the outstanding principal balance not being paid at its scheduled maturity date, or (ii) the effect of such default or event of default is to permit or cause the acceleration of such obligation or Indebtedness;

(g) any judgment or order for the payment of money exceeding $10,000,000 (in either circumstance to the extent not covered by independent third-party insurance or indemnified against by an indemnitor that, in Administrative Agent’s reasonable judgment, is financially able to satisfy its indemnification obligation and with respect to which the insurer or indemnitor (as the case may be) has been notified of the claim and does not dispute coverage or its indemnification obligation) shall be rendered against one or more of Borrower and Subsidiaries and either (i) a notice of levy and/or a writ of attachment or execution, or other like process, is served on or against any of the assets of Borrower and/or one or more Subsidiaries with respect to obligations in excess of $10,000,000; or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(h) Borrower or Guarantor becomes insolvent, or suffers or consents to or applies for the appointment of a receiver, trustee, custodian or liquidator of itself or any material part of its property, or is generally unable to or generally fails to pay its debts as they become due, or makes a general assignment for the benefit of creditors; Borrower or Guarantor files a voluntary petition in bankruptcy, or seeks to effect a plan or other arrangement for relief from its debts under the Bankruptcy Code or under any state or other Federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or Federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or Guarantor and is not dismissed, stayed or vacated within 60 days thereafter or Borrower or Guarantor files an answer admitting the jurisdiction of the court and the material allegations of any such involuntary petition; Borrower or Guarantor is adjudicated a bankrupt, or an order for relief is entered by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or Federal law relating to bankruptcy, reorganization or other relief for debtors; or Borrower or Guarantor takes any corporate action authorizing, or in furtherance of, any of the foregoing;

(i) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $10,000,000, or (ii) Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $10,000,000;

(j) the dissolution or liquidation of Borrower or Guarantor, or Borrower or Guarantor or either of their respective directors or stockholders shall take action seeking to effect such dissolution or liquidation of Borrower or Guarantor;

(k) any Change of Control; or

(l)(i) any Loan Document shall (except in accordance with its terms or for reasons expressly permitted by this Agreement), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of Borrower or Guarantor (whichever is party thereto); (ii) Borrower or Guarantor shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability (except for the reasons set forth in the foregoing clause (i)); or (iii) a Guarantor shall seek to repudiate, terminate or otherwise void any of its obligations under any Guaranty.

9.2 REMEDIES

(a) During the continuance of any Event of Default (other than an Event of Default referred to in Section 9.1(h)), Administrative Agent may, with the consent of the Required Lenders, or shall, upon instructions from the Required Lenders, by notice to Borrower, (i) terminate the obligations of Lenders to extend any further credit under any of the Loan Documents, (ii) declare all or any part of the Obligations to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower, and/or (iii) take such enforcement action as is permitted under any Loan Document or otherwise under law. Upon the occurrence or existence of any Event of Default described in Section 9.1(h), immediately and without notice, (A) the obligations, if any, of Lenders to extend any further credit under any of the Loan Documents shall automatically cease and terminate, and (B) all indebtedness of Borrower under the Loan Documents shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower. Immediately after taking any action under this Section, Administrative Agent shall notify each Lender of such action.

(b) During the continuance of an Event of Default, Administrative Agent, in addition to any other rights and remedies contained in the Loan Documents, shall have all of the rights and remedies available to it under applicable law, all of which rights and remedies shall be cumulative and nonexclusive to the extent permitted by law.

ARTICLE X. ADMINISTRATIVE AGENT

10.1 APPOINTMENT AND AUTHORIZATION OF ADMINISTRATIVE AGENT

Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

10.2 DELEGATION OF DUTIES

The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

10.3 LIABILITY OF ADMINISTRATIVE AGENT

No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or for the value of or title to any collateral, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any affiliate thereof.

10.4 RELIANCE BY ADMINISTRATIVE AGENT

(a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or statement or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders or all the Lenders, if required hereunder, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and participants. Where this Agreement expressly permits or prohibits an action unless the Required Lenders otherwise determine, the Administrative Agent shall, and in all other instances, the Administrative Agent may, but shall not be required to, initiate any solicitation for the consent or a vote of the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 5.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

10.5 NOTICE OF DEFAULT

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default as may be directed by the Required Lenders in accordance with Article IX; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Lenders.

10.6 CREDIT DECISION; DISCLOSURE OF INFORMATION BY ADMINISTRATIVE AGENT

Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and the Subsidiaries, the value of and title to any collateral, and all applicable bank or other regulatory Governmental Rules relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

10.7 INDEMNIFICATION OF ADMINISTRATIVE AGENT

Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all

Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 10.7. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including reasonable attorneys’ fees, whether incurred at the trial or appellate level, in an arbitration or administrative proceeding, in bankruptcy (including any adversary proceeding, contested matter or motion) or otherwise) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section 10.7 shall survive termination of the Commitments, the payment of all Obligations hereunder and the resignation or replacement of the Administrative Agent.

10.8 ADMINISTRATIVE AGENT IN ITS INDIVIDUAL CAPACITY

Wells Fargo and its affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective affiliates as though Wells Fargo were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Wells Fargo or its affiliates may receive information regarding any Loan Party or its affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Wells Fargo shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” include Wells Fargo in its individual capacity.

10.9 SUCCESSOR ADMINISTRATIVE AGENT

The Administrative Agent may resign as Administrative Agent upon thirty (30) days’ notice to the Lenders and the Borrower; provided that any such resignation by Wells Fargo shall also constitute its resignation as Swing Line Lender. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor administrative agent shall be consented to by the Borrower at all times other than following the exercise of remedies by the Lenders during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may, after consulting with the Lenders and with the Borrower’s express written consent, appoint a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and Swing Line Lender and the respective terms “Administrative Agent” and “Swing Line Lender” means such successor administrative agent and swing line lender and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated and the retiring Swing Line Lender’s rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such retiring Swing Line Lender or any other Lender. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article X and Sections 11.2 and 11.3 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

10.10 GUARANTY MATTERS

The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under any Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under any Guaranty pursuant to this Section 10.10.

10.11 NO ARRANGER DUTIES

Anything herein to the contrary notwithstanding, the Arranger shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents.

ARTICLE XI. MISCELLANEOUS

11.1 NOTICES

Except as specified otherwise herein, all notices, requests and demands which any party is required or may desire to give to any other party under this Agreement must be in writing. Each notice to be given to Administrative Agent or any Lender shall be addressed to Administrative Agent and each Lender at its address or fax number set forth as the “Address for Notices” for Administrative Agent or such Lender in Schedule I hereto, or to such other address or fax number as Administrative Agent or any Lender may designate for itself by notice to all other parties. Each notice to be given to Borrower shall be addressed to Borrower at the following address or fax number:

To Borrower:	Columbia Sportswear Company
14375 NW Science Park Drive
Portland, OR 97229
Attn: Chief Financial Officer
Fax: (503) 985-5858
Email: tcusick@columbia.com

With a copy to:	Columbia Sportswear Company
14375 NW Science Park Drive
Portland, OR 97229
Attn: General Counsel
Fax: (503) 985-5858
Email: pbragdon@columbia.com

or to such other address or fax number as Borrower may designate for itself by notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by mail, upon delivery of registered or certified mail, return receipt requested and postage prepaid; (b) the next Business Day after such notice was delivered to a regularly scheduled overnight delivery carrier, or (c) upon receipt with transmission confirmed of notice given by email, fax, mailgram, telegram, telex, or personal delivery.

11.2 COSTS, EXPENSES, ATTORNEYS’ FEES

Borrower shall pay immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (whether incurred at the trial or appellate level, in an arbitration or administrative proceeding, in bankruptcy (including any adversary proceeding, contested matter or motion) or otherwise), incurred by Administrative Agent and/or any Lender in connection with (a) the negotiation and preparation of the Loan Documents, (b) the enforcement, preservation or protection (or attempted enforcement, preservation or protection) of Administrative Agent’s and/or any Lender’s rights and/or the collection of any amounts which become due under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including any action for declaratory relief, and including any of the foregoing incurred in connection with any bankruptcy proceeding relating to Borrower.

11.3 INDEMNIFICATION

(a) Borrower shall indemnify and hold harmless the Administrative Agent and each Lender and their respective directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ fees, whether incurred at the trial or appellate level, in an arbitration or administrative proceeding, in bankruptcy

(including any adversary proceeding, contested matter or motion) or otherwise) of any kind or nature whatsoever that may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Loan or the use or proposed use of the proceeds therefrom, or (c) any actual or alleged presence or release of any substance regulated by any Environmental Law on or from any property currently or formerly owned or operated by any Loan Party, or any Environmental Liabilities and Costs related in any way to any Loan Party, or (d) any actual or overtly threatened claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements (including reasonable attorneys’ fees, whether incurred at the trial or appellate level, in an arbitration or administrative proceeding, in bankruptcy (including any adversary proceeding, contested matter or motion) or otherwise) resulted from the gross negligence or willful misconduct of such Indemnitee; and provided, further, that such indemnity shall not include the fees and costs of a separate lead counsel law firm and a local counsel law firm for any action brought in any state or federal court within the State of Oregon. The agreements in this Section 11.3 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations. All amounts due under this Section 11.3 shall be payable within ten Business Days after demand therefor.

(b) Upon receiving knowledge of any suit, claim or demand asserted by a third party that an Indemnitee believes is covered by this indemnity, the Indemnitee shall give Borrower notice of the matter and an opportunity to defend it, at Borrower’s sole cost and expense, with legal counsel reasonably satisfactory to the Indemnitee. An Indemnitee may also require Borrower to defend the matter. Any failure or delay of an Indemnitee to notify Borrower of any suit, claim or demand shall not relieve Borrower of its obligations of this Section 11.3, but shall reduce such obligations to the extent of any increase in those obligations caused solely by an unreasonable failure or delay in providing such notice.

(c) Notwithstanding anything to the contrary in any Loan Document, solely for purposes of this Section 11.3, any representation, warranty or covenant contained in any Loan Document qualified by materiality or the occurrence of a Material Adverse Effect shall not be so qualified.

11.4 WAIVERS, AMENDMENTS

(a) Any term, covenant, agreement or condition of any Loan Document may be amended or waived if such amendment or waiver is in writing and is signed by the Required Lenders (or by Administrative Agent with written consent of the Required Lenders), Borrower and any other party thereto; provided, however, that any amendment, waiver or consent which affects the rights or duties of Administrative Agent or Swing Line Lender must be in writing and be signed also by the affected Administrative Agent or Swing Line Lender and provided further, that no such amendment, waiver or consent shall:

(i) extend or increase the Commitment of a Lender (or reinstate any Commitment terminated pursuant to Section 9.2) without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent in Section 5.2 or of any Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments by any Lender);

(ii) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled reduction of the Commitments hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment or whose Commitments are to be reduced;

(iii) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (A) of the final proviso to this Section 11.4) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such amount; provided, however, that only the consent of the Required Lenders shall be necessary to (A) amend the definition of “Default Rate” or waive any obligation of any Borrower to pay interest at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(iv) change Section 2.7 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(v) change any provision of this Section 11.4 or the definition of “Required Lenders” without the written consent of each Lender directly affected thereby; or

(vi) amend any guaranty of the Obligations (or release any guarantor of its obligations thereunder) without the written consent of each Lender directly affected thereby.

provided, however, that notwithstanding anything to the contrary herein, (A) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender, (B) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the consent provisions set forth herein and (C) the Required Lenders shall determine whether or not to allow Borrower to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders. Unless otherwise specified in such waiver or consent, a waiver or consent given hereunder shall be effective only in the specific instance and for the specific purpose for which given.

(b) No failure on the part of Administrative Agent or any Lender to exercise, and no delay in exercising, any right, power, privilege or remedy under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power, privilege or remedy preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy.

(c) This Agreement cannot be changed orally or by the conduct of the parties and may be amended or modified only in writing signed by the party against whom enforcement is sought.

11.5 SUCCESSORS AND ASSIGNS; LENDER ASSIGNMENT

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) below and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more Eligible Assignees (as defined in subsection (h) below) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), Participations (as defined in subsection (d) below) in Swing Loans) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent shall not be less than $5,000,000 in the case of any assignment of a Commitment unless Administrative Agent and, so long as no Event of Default is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed), (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, and (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and

Assumption, together with a processing and recordation fee of $3,500. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) below, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.1, 3.4, 3.5, and 11.3 with respect to facts and circumstances occurring prior to the effective date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a Participation (as defined in subsection (d) below) in such rights and obligations in accordance with subsection (d) below. The assignee shall, on or prior to the date on which the assignment is made, deliver to the Borrower and to the Administrative Agent the appropriate IRS form as prescribed by Section 3.1 of this Agreement. If an Assignment of all or a portion of a Lender’s rights and obligations under this Agreement would result (under the terms of Section 3.1) in any payment by the Borrower of additional sums, notwithstanding Section 3.1 or any other provision set forth in this Agreement, the Borrower shall not be obligated to pay such additional sums.

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, for purposes of determining each Lender’s share of the Loans and the Commitments, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in Swing Loans) owing to it) (a “Participation”); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (iv) the Participant shall have no rights against the Borrower or any Subsidiaries or the Administrative Agent, and the Borrower and the Administrative Agent need give notices to and deal only with such Lender and shall have no obligation to any Participant. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that would (i) postpone any date upon which any payment of money is scheduled to be paid to such Participant, (ii) reduce the principal, interest, fees or other amounts payable to such Participant, (iii) release any Guarantor from any Guaranty, or (iv) release all or substantially all of the collateral, if any, securing any of the Obligations. Subject to subsection (e) below, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.4 and 3.5 to the same extent as if it were a Lender (provided it complies in fact with all the obligations of, and requirements imposed on, Lenders thereunder to the same extent as were it a Lender) and had acquired its interest by assignment pursuant to subsection (b) above. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.6 as though it were a Lender, provided such Participant agrees to be subject to Section 2.7(c) as though it were a Lender.

(e) Notwithstanding any other provision set forth in this Agreement, a Participant shall not be entitled to receive any greater payment under the Agreement than the applicable Lender would have been entitled to receive with respect to the Participation sold to such Participant.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations, to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) If the consent of the Borrower to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment threshold specified in clause (i) of the proviso to the first sentence of Section 11.5(b)), the Borrower shall be deemed to have given its consent five (5) Business Days after the date notice thereof has been given to Borrower by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to the close of business on such fifth Business Day.

(h) As used herein, the following terms have the following meanings:

“Eligible Assignee” means (a) a Lender; (b) an affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) that is a financial institution approved by (i) the Administrative Agent, in the case of any assignment of a Revolving Loan (ii) the Swing Line Lender and (iii) unless (A) such Person is taking delivery of an assignment in connection with physical settlement of a credit derivative transaction or (B) an

Event of Default is continuing, the Borrower (each such approval referred to in clauses (i) through (iii) not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s affiliates or Subsidiaries.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(i) Notwithstanding anything to the contrary contained herein, if at any time Wells Fargo assigns all of its Commitment and Loans pursuant to subsection (b) above, Wells Fargo may, upon five (5) Business Days’ notice to the Borrower terminate the Swing Line. In the event of any such termination of the Swing Line, the Borrower shall be entitled to appoint from among the Lenders a successor Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the termination of the Swing Line. If Wells Fargo terminates the Swing Line, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Loans made by it and outstanding as of the effective date of such termination, including the right to require the Lenders to make Base Rate Loans or fund participations in outstanding Swing Loans pursuant to Section 2.2.

11.6 SETOFF

In addition to any rights and remedies of Lenders provided by law, each Lender shall have the right, with the prior consent of Administrative Agent (which consent will not be unreasonably withheld) but without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, during the continuance of an Event of Default to setoff and apply against any indebtedness, whether matured or unmatured, of Borrower to such Lender any amount owing from such Lender or any affiliate thereof to Borrower at any time during the continuation of an Event of Default. This right of setoff may be exercised by such Lender against Borrower or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of Borrower or against anyone else claiming through or against Borrower or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of setoff shall not have been exercised by such Lender prior to the occurrence of an Event of Default. Each Lender agrees promptly to notify Borrower after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.7 CUMULATIVE REMEDIES

The rights and remedies under the Loan Documents are cumulative and not exclusive of any rights, powers, privileges and remedies that may otherwise be available to Administrative Agent or any Lender.

11.8 ENTIRE AGREEMENT

The Loan Documents constitute the entire agreement among Borrower, Administrative Agent and Lenders with respect to the Loans and supersede all prior negotiations, communications, discussions, correspondence and agreements concerning the subject matter hereof.

11.9 CONFIDENTIALITY

Lenders shall hold all non-public information (which has been identified as such by Borrower) obtained pursuant to the requirements of this Agreement in accordance with their customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and may make disclosure to any of their examiners, affiliates, outside auditors, counsel and other professional advisors in connection with this Agreement or as reasonably required by any bona fide transferee, participant or assignee or as required or requested by any Governmental Authority or pursuant to legal process; provided, however, that (a) unless specifically prohibited by applicable law or court order, each Lender shall notify Borrower of any request by any Governmental Authority (other than any such request in connection with an examination of the financial condition of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information, (b) prior to any such disclosure pursuant to this Section, each Lender shall require any such bona fide transferee, participant and assignee receiving a disclosure of non-public information to agree in writing (i) to be bound by this Section and (ii) to require such Person to require any other Person to whom such Person discloses such non-public information to be similarly bound by this Section, and (c) except as may be required by an order of a court of competent jurisdiction and to the extent set forth therein, no Lender shall be obligated or required to return any materials furnished by Borrower or Subsidiary.

11.10 TIME

Time is of the essence of each and every provision of this Agreement and each of the other Loan Documents.

11.11 SEVERABILITY OF PROVISIONS

If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

11.12 COUNTERPARTS

This Agreement may be executed in any number of identical counterparts, any set of which signed by all the parties hereto shall be deemed to constitute a complete, executed original for all purposes. Delivery of an executed signature page of this Agreement by fax shall be effective as delivery of a manually executed counterpart hereof.

11.13 PATRIOT ACT NOTICE

Administrative Agent and each Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Administrative Agent and each Lender to identify Borrower in accordance with the Patriot Act.

11.14 GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon, without regard to the conflict of laws provisions thereof, and any applicable laws of the United States.

11.15 SUBMISSION TO JURISDICTION

EACH OF BORROWER, ADMINISTRATIVE AGENT AND LENDERS HEREBY: (A) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF OREGON AND THE FEDERAL COURTS OF THE UNITED STATES FOR THE DISTRICT OF OREGON FOR THE PURPOSE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS; (B) AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH COURTS; (C) IRREVOCABLY WAIVES (TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW) ANY OBJECTION WHICH IT NOW OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY OF THE FOREGOING COURTS, AND ANY OBJECTION ON THE GROUND THAT ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM; AND (D) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PERMITTED BY LAW; PROVIDED, HOWEVER, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED TO PRECLUDE ADMINISTRATIVE AGENT OR ANY LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF ADMINISTRATIVE AGENT OR LENDER.

11.16 WAIVER OF JURY TRIAL

EACH OF BORROWER, ADMINISTRATIVE AGENT AND LENDERS, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, COUNTERCLAIM OR OTHER LITIGATION IN ANY WAY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS OR EVENTS REFERENCED HEREIN OR THEREIN OR CONTEMPLATED HEREBY OR THEREBY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND/OR ANY OTHER OF THE LOAN DOCUMENTS. A COPY OF THIS SECTION MAY BE FILED WITH ANY COURT AS WRITTEN EVIDENCE OF THE WAIVER OF THE RIGHT TO TRIAL BY JURY AND THE CONSENT TO TRIAL BY COURT.

11.17 OREGON STATUTORY NOTICE

UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY LENDER OR ADMINISTRATIVE AGENT CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER’S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY THE LENDER TO BE ENFORCEABLE.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, this Credit Agreement has been duly executed as of the date first written above.

BORROWER:	COLUMBIA SPORTSWEAR COMPANY

	By:	/s/ Thomas B. Cusick
	Title:	Chief Financial Officer

ADMINISTRATIVE AGENT, SWING LINE LENDER, ARRANGER AND LENDER:	WELLS FARGO BANK, NATIONAL ASSOCIATION

	By:	/s/ James L. Franzen
	Title:	Vice President

LENDER:	BANK OF AMERICA, N.A.

	By:	Michael W. Snook
	Title:	Senior Vice President

SCHEDULE I

Revolving Loan Commitments Totaling $125,000,000:

Wells Fargo Bank, National Association - $85,000,000     (68.0%)

Bank of America, N.A. - $40,000,000     (32.0%)

Address for Notices for each Lender:

Wells Fargo Bank, National Association

MAC P6101-133

1300 S.W. Fifth Avenue

Portland, Oregon 97201

Attn: James L. Franzen, Vice President

Telephone: (503) 886-2288

Fax: (503) 886-3210

Email: franzej@wellsfargo.com

Bank of America, N.A. 121 S.W. Morrison, Suite 1700 Portland, Oregon 97204 Attn: Michael W. Snook, Senior Vice President Telephone: (503) 795-6426 Fax: (503) 795-6404 Email: michael.w.snook@baml.com

Applicable Lending Office for each Lender:

Wells Fargo Bank, National Association MAC P6101-133 1300 S.W. Fifth Avenue Portland, Oregon 97201 Attn: James L. Franzen, Vice President	Bank of America, N.A. 121 S.W. Morrison, Suite 1700 Portland, Oregon 97204 Attn: Michael W. Snook, Senior Vice President

Administrative Agent’s Office:

Wells Fargo Bank, National Association

MAC P6101-133

1300 S.W. Fifth Avenue

Portland, Oregon 97201

Attn: James L. Franzen, Vice President

SCHEDULE I TO CREDIT AGREEMENT	PAGE 1

SCHEDULE II

Pricing Schedule

Pricing Level	LIBOR Margin	Base Rate Margin	Commitment Fee
Level I	175	75	35
Level II	150	50	30
Level III	125	25	25
Level IV	100	0	20

For purposes of this Pricing Schedule:

“Level I” applies on any day if, on such day, the applicable Funded Debt Ratio is equal to or greater than 2.00:1.

“Level II” applies on any day if, on such day, the applicable Funded Debt Ratio is equal to or greater than 1.50:1 and less than 2.00:1.

“Level III” applies on any day if, on such day, the applicable Funded Debt Ratio is equal to or greater than 1.00:1 and less than 1.50:1.

“Level IV” applies on any day if, on such day, the applicable Funded Debt Ratio is equal to or less than 1.00:1.

“Funded Debt Ratio” means, as of the end of a quarter, the ratio of (A) Borrower’s consolidated obligations for borrowed money and obligations evidenced by bonds, debentures, notes, bills or other similar instruments to (B) EBITDA. The Funded Debt Ratio shall be calculated once every quarter based on the financial information most recently reported by Borrower pursuant to Section 6.3 of the Agreement; provided, however, that the Funded Debt Ratio shall not be computed on the financial information most recently reported by Borrower until the later of the first day of the month after receipt of such information or five Business Days after the receipt thereof, and if the most recent report required pursuant to Section 6.3 has not been delivered, or if Administrative Agent reasonably objects to the accuracy of such report within five Business Days after the receipt thereof, the next higher Level from the Level then in effect shall apply until such time as the delinquent report is delivered or Administrative Agent’s objections are resolved to Administrative Agent’s reasonable satisfaction.

“EBITDA” means, as of the end of a quarter, Borrower’s consolidated net income after taxes for the twelve months ending with such quarter plus (i) the sum of the amounts for such twelve month period included in determining such net income of (A) interest expense, (B) income tax expense, (C) depreciation expense, (D) amortization expense, and (D) unusual non-cash charges, extraordinary non-cash losses and other non-recurring non-cash charges; less (ii) the sum of the amounts for such twelve month period included in determining such net income of (A) gains on sales of assets (excluding sales of inventory in the ordinary course of business), and (B) unusual non-cash gains, extraordinary non-cash gains and other non-recurring non-cash gains.

SCHEDULE II TO CREDIT AGREEMENT	PAGE 1

EXHIBIT A

TO

CREDIT AGREEMENT

Master Promissory Note

$125,000,000	June 15, 2010

FOR VALUE RECEIVED, the undersigned, COLUMBIA SPORTSWEAR COMPANY, an Oregon corporation (“Borrower”), hereby promises to pay to the order of Wells Fargo Bank, National Association as Administrative Agent for the ratable benefit of the Lenders on the Maturity Date, or at such earlier time as is provided in that certain Credit Agreement among Borrower, Wells Fargo Bank, National Association (as Administrative Agent) and the lenders named therein dated as of June 15, 2010, (as amended, modified or supplemented from time to time, the “Credit Agreement”), the principal sum of One Hundred Twenty-Five Million Dollars ($125,000,000), or such lesser amount as shall equal the aggregate outstanding principal balance of all Loans made by Lenders to Borrower pursuant to the Credit Agreement.

This promissory note is the promissory note referred to in, and subject to the terms of, the Credit Agreement. Capitalized terms used herein shall have the respective meanings assigned to them in the Credit Agreement.

Borrower further promises to pay interest on the outstanding principal balance hereof at the interest rates, and payable on the dates, set forth in the Credit Agreement. All payments of principal and interest hereunder shall be made to Administrative Agent in lawful money of the United States and in same day or immediately available funds.

Administrative Agent is authorized but not required to record the date and amount of each advance made hereunder, the date and amount of each payment of principal and interest hereunder, and the resulting unpaid principal balance hereof, in Administrative Agent’s internal records, and any such recordation shall be prima facie evidence of the accuracy of the information so recorded; provided however, that Administrative Agent’s failure to so record such amounts shall not limit or otherwise affect Borrower’s obligations hereunder and under the Credit Agreement to repay the principal hereof and interest hereon.

Borrower shall pay all costs of collection, including reasonable attorneys’ fees (whether incurred at the trial or appellate level, in an arbitration or administrative proceeding, in bankruptcy (including any adversary proceeding, contested matter or motion) or

EXHIBIT A TO CREDIT AGREEMENT	PAGE 1

otherwise). No delay or failure on the part of Administrative Agent or any Lender to exercise any of its rights hereunder shall be deemed a waiver of such rights or any other right of Administrative Agent or Lenders nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of such rights or any other right on any future occasion. Borrower and every surety, indorser and guarantor of this Note waive presentment, demand, protest, notice of intention to accelerate, notice of acceleration, notice of nonpayment and all other notices of every kind (except as otherwise provided in the Credit Agreement), and agree that its liability under this Note shall not be affected by any renewal, postponement or extension in the time of payment hereof, by any indulgence granted by any holder hereof with respect hereto, or by any release or change in any security for the payment of this Note, and they hereby consent to any and all renewals, extensions, indulgences, releases or changes, regardless of the number of such renewals, extensions, indulgences, releases or changes.

In the event of any conflict between the terms of this promissory note and the terms of the Credit Agreement, the terms of the Credit Agreement shall control.

This promissory note shall be governed by and construed in accordance with the laws of the State of Oregon.

UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY LENDER OR ADMINISTRATIVE AGENT CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER’S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY THE LENDER TO BE ENFORCEABLE

COLUMBIA SPORTSWEAR COMPANY

By:
Title:

EXHIBIT A TO CREDIT AGREEMENT	PAGE 2

EXHIBIT B

TO

CREDIT AGREEMENT

Notice of Borrowing

[Insert Date]

Wells Fargo Bank, National Association

MAC P6101-133

1300 S.W. Fifth Avenue

Portland, Oregon 97201

Attn: James L. Franzen, Vice President

RE: Loan Request

Reference is made to that certain Credit Agreement among Columbia Sportswear Company, an Oregon corporation (“Borrower”), Wells Fargo Bank, National Association (as Administrative Agent) and the lenders named therein dated as of June 15, 2010 (as amended, modified or supplemented from time to time, the “Credit Agreement”). Capitalized terms used herein shall have the respective meanings assigned to them in the Credit Agreement.

1. Pursuant to the Credit Agreement, Borrower, hereby requests a Loan or Loans as follows:

(a)	Total principal amount: $

(b)	The date of borrowing is to be: , 201 .

(c)	Type(s) of Loan(s):

Base Rate Loan: $

LIBOR Rate Loan(s):

Amount	Interest Period
$	one (1) month

$	two (2) months

$	three (3) months

$	six (6) months

$	Total LIBOR Rate Loans

2. After the requested borrowing, the outstanding principal balance of the Loans, according to our records, will be: $        .

EXHIBIT B TO CREDIT AGREEMENT	PAGE 1

3. Borrower hereby certifies to Administrative Agent and Lenders that, on the date of this Notice of Borrowing and after giving effect to the requested disbursement (including the use of the proceeds thereof):

(a) Borrower’s representations and warranties in the Loan Documents are correct in all material respects on and as of the date hereof or, as to those representations and warranties limited by their terms to a specified date, were correct in all material respects on and as of such date, except that the representations and warranties made under Section 4.5 of the Credit Agreement shall be deemed to refer to the most recent financial statements furnished to Administrative Agent under Section 6.3 thereof;

(b) no Default is continuing or would result from the requested Loans being made; and

(c) no event or circumstance exists that could reasonably be expected to have a Material Adverse Effect.

The person signing below on behalf of Borrower is an Authorized Representative and has caused this Notice of Borrowing to be duly executed on behalf of Borrower as of             , 201  .

COLUMBIA SPORTSWEAR COMPANY

By:
Title:

EXHIBIT B TO CREDIT AGREEMENT	PAGE 2

EXHIBIT C

TO

CREDIT AGREEMENT

Notice of Conversion or Continuation

Wells Fargo Bank, National Association

MAC P6101-133

1300 S.W. Fifth Avenue

Portland, Oregon 97201

Attn: James L. Franzen, Vice President

Reference is made to that certain Credit Agreement among Columbia Sportswear Company, an Oregon corporation (“Borrower”), Wells Fargo Bank, National Association (as Administrative Agent) and the lenders named therein dated as of June 15, 2010, (as amended, modified or supplemented from time to time, the “Credit Agreement”). Capitalized terms used herein shall have the respective meanings assigned to them in the Credit Agreement.

1. Pursuant to Section 2.4(a) of the Credit Agreement, Borrower hereby requests the continuation of outstanding LIBOR Loans and/or conversion of Base Rate Loans to LIBOR Loans as follows:

(a) This Notice applies to the following $         of Loans:

[    ]      the continuation of all or part of the following outstanding LIBOR Loans:

Amount	Interest Period Ending Date
$	, 201

$	, 201

$	, 201

$	, 201

$	Total LIBOR Rate Loans to be Continued

[    ]      the conversion of $         of its outstanding Base Rate Loans.

(b) The effective date of continuation and/or conversion is to be             , 201    .

EXHIBIT C TO CREDIT AGREEMENT	PAGE 1

(c) The aggregate amount of said outstanding LIBOR Loans that are Revolving Loans to be continued as LIBOR Loans and/or Base Rate Loans that are to be converted to LIBOR Loans, and each requested Interest Period, are:

Amount	Interest Period
$	one (1) month

$	two (2) months

$	three (3) months

$	six (6) months

$	Total LIBOR Rate Loans

(d) The aggregate amount of said outstanding LIBOR Loans that are to be continued as Base Rate Loans is $        .

2. Borrower hereby certifies to Administrative Agent and Lenders that, on the date of this Notice of Conversion or Continuation, no Default is continuing.

The person signing below on behalf of Borrower is an Authorized Representative and has caused this Notice of Conversion or Continuation to be duly executed on behalf of Borrower as of             , 201    .

COLUMBIA SPORTSWEAR COMPANY

By:
Title:

EXHIBIT C TO CREDIT AGREEMENT	PAGE 2

EXHIBIT D

TO

CREDIT AGREEMENT

Notice of Authorized Representatives

Wells Fargo Bank, National Association

MAC P6101-133

1300 S.W. Fifth Avenue

Portland, Oregon 97201

Attn: James L. Franzen, Vice President

Reference is made to that certain Credit Agreement among Columbia Sportswear Company, an Oregon corporation (“Borrower”), Wells Fargo Bank, National Association (as the “Administrative Agent”) and the lenders named therein dated as of June 15, 2010, (as amended, modified or supplemented from time to time, the “Credit Agreement”).

Borrower hereby represents to Administrative Agent that the following persons are the “Authorized Representatives,” as defined in the Credit Agreement, and that the signatures opposite their names are their true signatures:

Name and Office	Signature

Timothy P. Boyle, President and Chief Executive Officer

Thomas B. Cusick, Senior Vice-President, Chief Financial Officer and Treasurer

John M. Bailey, Director of Finance.

Ronald J. Basile, [Controller]

Administrative Agent is authorized to rely on this Notice of Authorized Representatives until such time, if any, as Borrower has delivered to Administrative Agent, and Administrative Agent has received, a duly executed “Amendment to Notice of

EXHIBIT D TO CREDIT AGREEMENT	PAGE 1

Authorized Representatives” modifying this Notice or a duly executed “Amended and Restated Notice of Authorized Representatives” in substitution hereof.

IN WITNESS WHEREOF, Borrower hereby confirms that it has caused this Notice of Authorized Representatives to be duly executed as of                 , 20    .

COLUMBIA SPORTSWEAR COMPANY

By:
Title:

EXHIBIT D TO CREDIT AGREEMENT	PAGE 2

EXHIBIT E

TO

CREDIT AGREEMENT

Certificate of Responsible Officer

Wells Fargo Bank, National Association

MAC P6101-133

1300 S.W. Fifth Avenue

Portland, Oregon 97201

Attn: James L. Franzen, Vice President

and each Lender

This certificate is furnished pursuant to Section 6.3 of that certain Credit Agreement among Columbia Sportswear Company, an Oregon corporation (“Borrower”), Wells Fargo Bank, National Association (as Administrative Agent) and the lenders named therein dated as of June 15, 2010 (as amended, modified or supplemented from time to time, the “Credit Agreement”). Capitalized terms used herein shall have the respective meanings assigned to them in the Credit Agreement.

The undersigned hereby certifies that:

(1) the financial statements of Borrower attached hereto for the [quarter] [year] ending                     ,          were prepared in accordance with GAAP and fairly present in all material respects Borrower’s balance sheet as of the end of such [quarter] [year] and income and cash flow for such [quarter] [year] and year-to-date (subject to normal year end adjustments and without notes);

(2) to my actual knowledge, [no Default existed at any time during such [quarter] [year]] [no Default existed at any time during such [quarter] [year] except for the events described below and a detailed statement of the action which Borrower [has taken] [proposes to take] with respect to each such event is set forth the description of such event below]; and

(3) the calculation demonstrating Borrower’s compliance with the covenants set forth in Article VIII is attached hereto.

Dated:             , 201    .

Name:
Title:

EXHIBIT E TO CREDIT AGREEMENT	PAGE 1

EXHIBIT F

TO

CREDIT AGREEMENT

Assignment and Assumption Agreement

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (“Agreement”) is entered into as of                     , between                          (“Assignor”) and                                  (“Assignee”).

WHEREAS, Assignor is a Lender under that certain Credit Agreement among Columbia Sportswear Company, an Oregon corporation (“Borrower”), Wells Fargo Bank, National Association (as Administrative Agent) and the lenders named therein dated as of June 15, 2010, (as amended, modified or supplemented from time to time, the “Credit Agreement”). Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Credit Agreement.

WHEREAS, it is the intention of Assignor and Assignee that (a) Assignor assign to Assignee [all] [a portion] of Assignor’s rights and obligations under the Credit Agreement, (b) Assignee assume all such assignment obligations of Assignor, and (c) Assignor be released from such assigned obligations.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Assignment. Effective on the Assignment Effective Date (as defined in Section 3 hereof), Assignor, without recourse and without representation or warranty (except as expressly provided in Section 6 hereof), hereby assigns to Assignee the Assigned Rights and Obligations (as defined below).

[The “Assigned Rights and Obligations” means all of Assignor’s rights and obligations under the Credit Agreement on the Assignment Effective Date.]

[The “Assigned Rights and Obligations” means: [a $         portion] [    %] of Assignor’s share of the Loans and Total Commitments on the Assignment Effective Date; and all of Assignor’s other rights and obligations under the Credit Agreement that are attributable to such share.]

2. Assumption. Effective on the Assignment Effective Date, Assignee hereby accepts the foregoing assignment of, and hereby assumes from Assignor all of, the Assigned Rights and Obligations.

EXHIBIT F TO CREDIT AGREEMENT	PAGE 1

3. Effectiveness. This Agreement shall become effective on such date as shall be selected by Assignor (the “Assignment Effective Date”), which date shall be on or as soon as practicable after the execution and delivery of counterparts of this Agreement by Assignor, Assignee, Administrative Agent and Borrower. Assignor shall promptly notify Assignee, Administrative Agent and Borrower in writing of the Assignment Effective Date.

4. Payments on Assignment Effective Date. In consideration of the assignment by Assignor to, and the assumption by Assignee of, the Assigned Rights and Obligations, on the Assignment Effective Date: (a) Assignee shall pay to Assignor the principal amount of all Loans made by Assignor pursuant to the Credit Agreement that are attributable to the Assigned Rights and Obligations and outstanding on the Assignment Effective Date; (b) each of Assignor and Assignee shall pay to the other such amounts (if any) as are specified in any written agreement or exchange of letters between them; and (c) Assignee shall pay to Administrative Agent an assignment processing and recordation fee of $        .

5. Allocation and Payment of Interest and Fees.

(a) Administrative Agent shall pay to Assignee all interest, commitment fees and other amounts not constituting principal that are paid by or on behalf of Borrower pursuant to the Loan Documents and are attributable to the Assigned Rights and Obligations (“Borrower Amounts”) which accrue on and after the Assignment Effective Date. If Assignor receives or collects any such Borrower Amounts, Assignor shall promptly pay them to Assignee.

(b) Administrative Agent shall pay to Assignor all Borrower Amounts that accrue before the Assignment Effective Date. If Assignee receives or collects any such Borrower Amounts, Assignee shall promptly pay them to Assignor.

6. Representations and Warranties.

(a) Each of Assignor and Assignee represents and warrants to the other party as follows:

(i) it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to fulfill its obligations under, and to consummate the transactions contemplated by, this Agreement;

(ii) the making and performance of this Agreement and all documents required to be executed and delivered by it pursuant hereto do not and will not violate any law or regulation applicable to it;

(iii) this Agreement has been duly executed and delivered by, and constitutes a legal, valid and binding obligation of, it, enforceable in accordance with its terms; and

EXHIBIT F TO CREDIT AGREEMENT	PAGE 2

(iv) all approvals, authorizations or other actions by, or filings with, any governmental authority necessary for the validity or enforceability of its obligations under this Agreement have been made or obtained.

(b) Assignor represents and warrants to Assignee that Assignor owns the Assigned Rights and Obligations, free and clear of all liens or other encumbrances.

(c) Assignee represents and warrants to Assignor as follows:

(i) Assignee has made and shall continue to make its own independent investigation of the financial condition, affairs and creditworthiness of Borrower in connection with Assignee’s assumption of the Assigned Rights and Obligations; and

(ii) Assignee has received a copy of the Loan Documents and such other documents, financial statements and information as Assignee deems appropriate to make its own credit analysis and decision to enter into this Agreement.

7. No Assignor Responsibility. Assignor makes no representation or warranty and assumes no responsibility to Assignee for:

(a) the execution by any party other than Assignor, or the effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of the Loan Documents;

(b) any representations, warranties, recitals or statements made in the Loan Documents or in any financial statement or other statement, instrument, report, certificate or any other document made or furnished or made available by or on behalf of Borrower to Assignor or Assignee in connection with the Loan Documents and the transactions contemplated thereby;

(c) the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or the existence or possible existence of any default or event of default under the Loan Documents; or

(d) the accuracy or completeness of any information provided to Assignee, whether by Assignor or by or on behalf of Borrower.

Assignor shall have no initial or continuing duty or responsibility to make any investigation of the financial condition, affairs or creditworthiness of Borrower in connection with the assignment of the Assigned Rights and Obligations hereunder, or to provide Assignee with any credit or other information with respect thereto, whether coming into Assignor’s possession before the date hereof or at any time or times thereafter.

EXHIBIT F TO CREDIT AGREEMENT	PAGE 3

8. Assignee Bound By Credit Agreement. Effective on the Assignment Effective Date, Assignee: (a) shall be deemed to be a party to and “Lender” under the Credit Agreement; (b) agrees to be bound by the Credit Agreement to the same extent as it would have been if it had been an original Lender party thereto; and (c) agrees to perform in accordance with their respective terms all obligations which are required under the Loan Documents to be performed by it as a Lender. Assignee appoints and authorizes Administrative Agent to take such actions as Administrative Agent on Assignee’s behalf and to exercise such powers under the Loan Documents as are delegated to Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto.

9. Assignor Released From Credit Agreement. Effective on the Assignment Effective Date, Assignor shall be released from the Assigned Rights and Obligations; provided, however, that Assignor shall retain all of its rights to indemnification under the Loan Documents for any events, acts or omissions occurring before the Assignment Effective Date.

[10. Foreign Withholding.

(a) Assignee represents and warrants to Administrative Agent, Borrower and Assignor that, under applicable law and treaties, Assignee is entitled to receive all payments under the Loan Documents and this Agreement payable to it, without deduction or withholding of any taxes imposed by the United States or any political subdivision thereof.

(b) On or before the Assignment Effective Date, Assignee shall deliver to each of Borrower and Administrative Agent two executed copies of valid and properly completed: (i) United States Internal Revenue Service Form 1001 or 4224 certifying that Assignee is entitled to receive payments under the Credit Agreement and the Loan Documents payable to it, without deduction or withholding of any United States federal income taxes; or (ii) Internal Revenue Service Form W-8 or W-9 establishing an exemption from United States backup withholding tax. If any such form is found to be incomplete or incorrect, or must be replaced (on the same or a successor form) in order to maintain its effectiveness, Assignee shall execute and deliver to each of Borrower and Administrative Agent two executed copies of a valid, complete and correct replacement form.]

[11.] General.

(a) This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior and current understandings and agreements, whether written or oral (other than with respect to any fees payable as provided in Section 4 hereof).

(b) No term or provision of this Agreement may be amended, waived or terminated orally, but only by an instrument signed by the parties hereto.

(c) This Agreement may be executed in one or more counterparts. Each set of executed counterparts shall be an original. Executed counterparts may be delivered by facsimile transmission.

EXHIBIT F TO CREDIT AGREEMENT	PAGE 4

(d) Assignor may at any time and from time to time grant to others pursuant to the Loan Documents assignments of or participations in all or part of Assignor’s share of the Loans and Total Commitments, but not with respect to the Assigned Rights and Obligations.

(e) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither Assignor nor Assignee may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other. The preceding sentence shall not limit the right of Assignee to grant to others assignments of or participations in all or part of the Assigned Rights and Obligations to the extent permitted by the terms of the Loan Documents.

(f) All payments to Assignor or Assignee hereunder shall, unless otherwise specified by the party entitled thereto, be made in United States Dollars, in immediately available funds, and to the address or account specified on the signature pages of this Agreement. The address of Assignee for notice purposes under the Credit Agreement shall be as specified on the signature pages of this Agreement.

(g) If any provision of this Agreement is held invalid, illegal or unenforceable, the remaining provisions hereof will not be affected or impaired in any way.

(h) Each party shall bear its own expenses in connection with the preparation and execution of this Agreement.

(i) This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ASSIGNOR:

By:
Name:
Title:

EXHIBIT F TO CREDIT AGREEMENT	PAGE 5

Assignor’s Notice Instructions:

Attn:
Ref:

Telephone: ( )
Facsimile: ( )

Assignor’s Payment Instructions:

ABA No.
Account No.

Attn:
Ref:

ASSIGNEE:

By:
Name:
Title:

Assignee’s Notice Instructions:

Attn:
Ref:
Telephone: ( )
Facsimile: ( )

EXHIBIT F TO CREDIT AGREEMENT	PAGE 6

Assignee’s Payment Instructions:

ABA No.
Account No.

Attn:
Ref:

ACKNOWLEDGED AND AGREED:

ADMINISTRATIVE AGENT:

By:
Name:
Title:

COLUMBIA SPORTSWEAR COMPANY

By:
Name:
Title:

EXHIBIT F TO CREDIT AGREEMENT	PAGE 7

EXHIBIT G

TO

CREDIT AGREEMENT

Form of Guaranty Agreement

CONTINUING GUARANTY

THIS CONTINUING GUARANTY (“Guaranty”) is entered into as of              20    , by                              (“Guarantor”), in favor of Administrative Agent and the Lenders.

RECITALS

A. Columbia Sportswear Company, an Oregon corporation (“Borrower”), has entered into that certain Credit Agreement dated as of June 15, 2010 with the Administrative Agent and the Lenders (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

B. Borrower, directly or indirectly, owns all or substantially all of Guarantor’s Stock and Stock Equivalents.

C. Guarantor, as a subsidiary of Borrower, may desire to receive the benefit of working capital advances, research and development support, sales support and other services customarily provided to a subsidiary by its parent corporation (such advances and services hereinafter referred to as “Parent Support Funding and Services”). Pursuant to the terms of the Credit Agreement, Borrower is prohibited from providing Parent Support and Funding Services to Guarantor until Guarantor first executes and delivers this Guaranty to Administrative Agent.

NOW, THEREFORE, Guarantor hereby agrees as follows:

1. Definitions; Interpretation. All capitalized terms used in this Guaranty and not otherwise defined herein have the meanings specified in the Credit Agreement. The rules of construction and interpretation specified in Sections 1.3 and 1.4 of the Credit Agreement also apply to this Guaranty and are incorporated herein by this reference.

2. Guaranty. Guarantor hereby unconditionally and irrevocably guarantees the full and prompt payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations, whether now existing or hereafter arising. Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, Guarantor’s obligations under this Guaranty shall not exceed an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Bankruptcy Code or other applicable debtor relief laws.

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3. Obligations Unconditional. This Guaranty is an absolute guaranty of payment and not a guaranty of collection. Guarantor’s obligations are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or other documents relating to the Obligations, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 3 that the Guarantor’s obligations shall be absolute and unconditional under all circumstances. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by Governmental Rule, the occurrence of any one or more of the following shall not alter or impair Guarantor’s liability hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b) any act mentioned in any provision of any Loan Document or other document relating to the Obligations shall be done or omitted;

(c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or other documents relating to the Obligations shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, the Administrative Agent, Lenders or any other holder of the Obligations as security for any of the Obligations shall fail to attach or be perfected; or

(e) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of Guarantor).

4. Exhaustion of Other Remedies Not Required. The obligations of Guarantor hereunder are those of a primary obligor, and not merely as surety, and are independent of the Obligations. Guarantor waives diligence by Administrative Agent or any Lender and action on delinquency in respect of the Obligations or any part thereof, including any provisions of Governmental Rule requiring Administrative Agent or any Lender to exhaust any right or remedy or to take any action against Borrower, any other guarantor or any other Person or property before enforcing this Guaranty against Guarantor.

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5. Solvency. Guarantor represents and warrants that it is Solvent on the date hereof. As used in this Guaranty, “Solvent” means, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

6. No Setoff or Deductions. All payments by Guarantor hereunder shall be paid in full, without setoff or counterclaim or any deduction or withholding whatsoever, including for all present and future taxes

7. Representations and Warranties. Guarantor makes the following representations and warranties to the Administrative Agent and the Lenders:

(a) It is an entity duly formed and validly existing in good standing (to the extent such concept is applicable) under the laws of the jurisdiction of its formation, is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the nature of its business requires such qualification, and has full power and authority and holds all Permits and other approvals to enter into and perform the Obligations and to own and hold under lease its property and to conduct its business substantially as currently conducted by it, except where the failure to have so qualified or have such power and authority or to hold such Permits and other approvals could not reasonably be expected to have a Material Adverse Effect.

(b) Its execution, delivery and performance of this Guaranty are within its powers, have been duly authorized by all necessary entity action, and do not (a) contravene its Organization Documents; (b) contravene any contractual restriction or Governmental Rule binding on or affecting it, except where such contravention could not reasonably be expected to have a Material Adverse Effect; or (c) result in, or require the creation or imposition of, any Lien on its property, except Liens for the benefit of the Administrative Agent and the Lenders.

(c) No consent, authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person is required for the due execution, delivery or performance by it of this Guaranty;

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(d) This Guaranty constitutes the legal, valid and binding obligations of Guarantor enforceable in accordance with its terms.

(e) By virtue of Guarantor’s relationship with Borrower, the execution, delivery and performance of this Guaranty is reasonably expected to be for Guarantor’s direct and indirect benefit and Guarantor has received adequate consideration for this Guaranty.

(f) There is no pending or, to the knowledge of Guarantor, threatened litigation, action, proceeding, or labor controversy affecting Guarantor, or any of its properties, businesses, assets or revenues, which could reasonably be expected to have a Material Adverse Effect.

8. Waiver of Notices. Guarantor waives notice of the acceptance of this Guaranty and of the extension or continuation of the Obligations or any part thereof. Guarantor further waives presentment, protest, notice, dishonor or default, demand for payment and any other notices to which Guarantor might otherwise be entitled.

9. Subrogation. Guarantor shall not exercise any right of subrogation, contribution or similar rights with respect to any payments it makes under this Guaranty until all of the Obligations and any amounts payable under this Guaranty are indefeasibly paid and performed in full (other than contingent indemnification obligations) and the Commitments have been terminated. If any amount is paid to Guarantor in violation of the foregoing limitation, then such amount shall be held in trust for the benefit of Administrative Agent and the Lenders and shall forthwith be paid to Administrative Agent for application against the Obligations, whether matured or unmatured.

10. Reinstatement. Notwithstanding anything in this Guaranty to the contrary, this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any portion of the Obligations is revoked, terminated, rescinded or reduced or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of Borrower, any guarantor (including Guarantor) or any other Person, or otherwise, as if such payment had not been made and whether or not Administrative Agent or any Lender is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.

11. Subordination. Guarantor hereby subordinates the payment of all obligations and indebtedness of Borrower owing to Guarantor, whether now existing or hereafter arising, including any obligation of Borrower to Guarantor as subrogee of any Lender or resulting from Guarantor’s performance under this Guaranty, to the indefeasible payment in full of the Obligations (other than contingent indemnification obligations). If Administrative Agent so requests at any time after the occurrence and during the continuation of an Event of Default, any such obligation or indebtedness of Borrower to Guarantor shall be enforced and performance received by Guarantor as trustee for the Lenders and the proceeds thereof shall be paid over to Administrative Agent on account of the Obligations, but without reducing or affecting in any manner the liability of Guarantor under this Guaranty.

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12. Information. Guarantor shall promptly furnish to Administrative Agent all financial or other information regarding Guarantor or its property as Administrative Agent may reasonably request in writing.

13. Stay of Acceleration. If acceleration of the time for payment of any of the Obligations is stayed, upon the insolvency, bankruptcy or reorganization of Borrower or any other Person, or otherwise, all such amounts shall nonetheless be payable by Guarantor immediately upon demand by Administrative Agent.

14. Expenses. Guarantor shall pay immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (whether incurred at the trial or appellate level, in an arbitration or administrative proceeding, in bankruptcy (including any adversary proceeding, contested matter or motion) or otherwise), incurred by Administrative Agent and/or any Lender in connection with (a) the enforcement, preservation or protection (or attempted enforcement, preservation or protection) of Administrative Agent’s and/or any Lender’s rights under this Guaranty and/or the collection of any amounts that become due hereunder and (b) the prosecution or defense of any action in any way related to this Guaranty, including any action for declaratory relief, and including any of the foregoing incurred in connection with any bankruptcy proceeding relating to Borrower or Guarantor. The obligations of Guarantor under the preceding sentence shall survive termination of this Guaranty.

15. Counterparts. This Guaranty may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16. Integration. This Guaranty, together with the other Loan Documents to which Guarantor is a party, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. Guarantor acknowledges that this Guaranty and the other Loan Documents may contain covenants and other terms and provisions variously stated regarding the same or similar matters, and agrees that all such covenants, terms and provisions are cumulative and all shall be performed and satisfied in accordance with their respective terms. There are no unwritten oral agreements between Guarantor, on the one hand, and Administrative Agent or any Lender, on the other.

17. Amendments. No provision of this Guaranty may be waived, amended, supplemented or modified, except by a written instrument executed by party against whom enforcement is sought. Without limiting the generality of the foregoing, the making of a Loan or issuance of any other credit under the Credit Agreement shall not be construed as a waiver of any Default.

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18. Notices. All notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered, to the following applicable address or facsimile number:

Administrative Agent
or any Lender:	to Administrative Agent at the address set forth in Schedule 1 to the Credit Agreement

Guarantor:	[NAME OF GUARANTOR]
[ADDRESS [ADDRESS]
[CITY, STATE ZIP CODE]
Attention: Chief Financial Officer
Fax: ( ) -
Email: @

With a copy to:	Columbia Sportswear Company
14375 NW Science Park Drive
Portland, OR 97229
Attention: General Counsel
Fax: (503) 985-5858
Email: @

or, with respect to Guarantor, to such other address or fax number as Guarantor may designate for itself by notice to the Administrative Agent. Each such notice or other communication demand shall be deemed given or made pursuant to the terms of the Credit Agreement.

19. No Waiver; Enforceability. No failure by Administrative Agent or any Lender to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity. The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein.

20. Assignment. This Guaranty shall (a) bind Guarantor and its successors and assigns, provided that Guarantor may not assign its rights or obligations under this Guaranty without the prior written consent of Administrative Agent (and any attempted assignment without such consent shall be void) and (b) inure to the benefit of Administrative Agent and each Lender and their respective successors and assigns. Administrative Agent and each Lender may, without notice to Guarantor and without affecting Guarantor’s obligations hereunder, assign or sell participations in the Obligations and this Guaranty in the manner provided in the Credit Agreement. Administrative Agent and each Lender may disclose to any prospective purchaser and any purchaser of all or part of the Obligations any and all information in Administrative Agent’s or such Lender’s possession concerning Guarantor, this Guaranty and any security for this Guaranty.

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21. Condition of Borrower. Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from Borrower such information concerning Borrower’s financial condition, business and operations as Guarantor requires, and that Administrative Agent and Lenders have no duty, and Guarantor is not relying on Administrative Agent or Lenders at any time, to disclose to Guarantor any information relating to Borrower’s business, operations or financial condition.

22. Governing Law. This Guaranty shall be governed by and construed in accordance with the laws of the State of Oregon, without regard to the conflict of laws provisions thereof, and any applicable laws of the United States.

23. Submission to Jurisdiction. GUARANTOR HEREBY: (A) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF OREGON AND THE FEDERAL COURTS OF THE UNITED STATES FOR THE DISTRICT OF OREGON FOR THE PURPOSE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OF THE LOAN DOCUMENTS; (B) AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH COURTS; (C) IRREVOCABLY WAIVES (TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW) ANY OBJECTION WHICH IT NOW OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY OF THE FOREGOING COURTS, AND ANY OBJECTION ON THE GROUND THAT ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM; AND (D) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PERMITTED BY LAW; PROVIDED, HOWEVER, THAT NOTHING IN THIS GUARANTY SHALL BE DEEMED TO PRECLUDE ADMINISTRATIVE AGENT OR ANY LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF ADMINISTRATIVE AGENT OR LENDER.

24. Waiver of Jury Trial. GUARANTOR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, COUNTERCLAIM OR OTHER LITIGATION IN ANY WAY ARISING OUT OF OR RELATING TO THIS GUARANTY, ANY LOAN DOCUMENT OR ANY OF THE TRANSACTIONS OR EVENTS REFERENCED HEREIN OR THEREIN OR CONTEMPLATED HEREBY OR THEREBY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS GUARANTY AND/OR ANY LOAN DOCUMENT. A COPY OF THIS SECTION MAY BE FILED WITH ANY COURT AS WRITTEN EVIDENCE OF THE WAIVER OF THE RIGHT TO TRIAL BY JURY AND THE CONSENT TO TRIAL BY COURT.

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25. USA PATRIOT Act Notice. Administrative Agent hereby notifies Guarantor that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the Patriot Act), it is required to obtain, verify and record information that identifies Guarantor, which information includes Guarantor’s name and address and other information that will allow Administrative Agent to identify Guarantor in accordance with the Patriot Act. Guarantor shall, promptly following a request by Administrative Agent, provide all documentation and other information that Administrative Agent requests in order to comply with its ongoing obligations under applicable know your customer and anti-money laundering rules and regulations, including the Patriot Act.

IN WITNESS WHEREOF, Guarantor has executed this Guaranty by its duly authorized officer as of the day and year first above written.

By:

Title:

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